UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2023

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Fuel Specialties	Oilfield Services	Performance Chemicals

INNOSPEC INC. 8310 South Valley Highway, Suite 350, Englewood, CO 80112

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date and time
Thursday, May 4, 2023, 10:00 a.m. Eastern Time
Location
The Ritz-Carlton, Charlotte 201 East Trade Street Charlotte, NC 28202
Record Date
March 10, 2023
Proposals	Proposal 1	Election of two Class I Directors
	Proposal 2	Advisory vote on the frequency of the advisory vote on executive compensation
	Proposal 3	Advisory approval of the Company’s executive compensation
	Proposal 4	Ratification of the appointment of the Company’s independent registered public accounting firm
To obtain Proxy Materials		www.envisionreports.com/iosp (for stockholders of record) www.edocumentview.com/iosp (for beneficial owners with shares held in “street name”)
Call 1-866-641-4276 (for stockholders of record) Call 1-800-579-1639 (for beneficial owners with shares held in “street name”)

investorvote@computershare.com with “Proxy Materials Innospec Inc.” in the subject line (for stockholders of record)

sendmaterial@proxyvote.com (for beneficial owners with shares held in “street name”)

Voting Methods		www.envisionreports.com/iosp (for stockholders of record) www.proxyvote.com (for beneficial owners with shares held in “street name”)

Call the toll-free number 1-800-652-8683
Complete and return a proxy card (if you received a paper copy)
Attend and vote at the Annual Meeting

Stockholders may also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

On behalf of the Board of Directors:

David B. Jones
Senior Vice President, General Counsel,
Chief Compliance Officer, and Corporate Secretary
March 17, 2023

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PROXY STATEMENT

INFORMATION ABOUT THE 2023 ANNUAL MEETING OF
STOCKHOLDERS AND VOTING AT THE MEETING

Why did you send me the Notice Regarding the Availability of Proxy Materials?

We sent you the Notice Regarding the Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Innospec Inc. (“Innospec” or the “Company”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders, which will be held on Thursday, May 4, 2023 at 10.00 a.m. Eastern Time, at The Ritz-Carlton, Charlotte, located at 201 East Trade Street, Charlotte, North Carolina 28202.

The Proxy Statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your stock. Alternatively, you may simply vote by telephone, over the internet, or, if you have requested written proxy materials, by completing, signing and returning the accompanying proxy card.

Innospec intends to commence distribution of the Notice to stockholders on or about March 22, 2023.

What proposals will be voted on at the Annual Meeting of Stockholders?

You are being asked to consider and vote on four proposals at the Annual Meeting. The following is a summary of the proposals and the voting recommendations of the Board with respect to each proposal:

NO.	PROPOSAL	HOW THE BOARD RECOMMENDS YOU VOTE	MORE INFORMATION
1	Election of two Class I Directors	FOR ALL NOMINEES	Page 31
2	Advisory vote on the frequency of the advisory vote of executive compensation	Every 1 YEAR	Page 48
3	Advisory approval of the Company’s executive compensation	FOR	Page 49
4	Ratification of the appointment of the Company’s independent registered public accounting firm	FOR	Page 50

Important notice regarding availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2023.

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Are proxy materials available on the internet?

Yes. This Proxy Statement, and the proxy card, for the Annual Meeting and our 2022 Annual Report on Form 10-K are available at www.envisionreports.com/iosp for stockholders of record and www.edocumentview.com/iosp for beneficial owners.

Who is entitled to vote at the meeting?

March 10, 2023 is the record date for the Annual Meeting. If you owned Innospec Common Stock at the close of business on March 10, 2023, you are entitled to vote. On this record date, we had 24,945,070 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Our Common Stock is our only class of voting stock.

How many votes do I have?

You have one vote for each share of Common Stock that you owned at the close of business on the March 10, 2023 record date. Your Notice indicates the number of shares of Common Stock you are entitled to vote.

What is the difference between holding stock as a stockholder of record and as a beneficial owner?

Although many stockholders are the record holders of their stock, others hold their stock beneficially, which means it is held through a stockbroker, bank or other nominee rather than directly in the stockholder’s own name. As summarized below, there are some differences between stock held of record and stock owned beneficially.

Stockholder of Record

If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record and the Notice is being sent to you directly at your address of record. As the stockholder of record, you have the right to grant your voting proxy directly to Innospec by voting by telephone or via the internet, or, if you have requested written materials, by signing, dating and returning your proxy card to Innospec. Alternatively, you may vote in person at the Annual Meeting. For more information on voting by telephone or via the internet see the description below under the heading “Information about the 2023 Annual Meeting of Stockholders and Voting at the Meeting - May I vote by telephone or via the internet?”.

Beneficial Owner

If your Common Stock is held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of stock held in “street name” and our proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your stock and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may only vote these shares at the Annual Meeting if you follow the instructions described below under the heading “Information about the 2023 Annual Meeting of Stockholders and Voting at the Meeting - How do I attend and vote at the Annual Meeting?”.

Your broker or nominee has provided a voting instruction card for you to use in directing your broker or nominee as to how to vote your stock. You may also vote by telephone or via the internet by following your broker or other nominee’s directions as described below under the heading “Information about the 2023 Annual Meeting of Stockholders and Voting at the Meeting - May I vote by telephone or via the internet?”.

How do I vote by proxy if I am a stockholder of record?

If you are a stockholder of record and you request a physical proxy card and properly fill in such proxy card and it is completed and received by us (and not revoked) prior to the Annual Meeting, or you vote by internet or telephone, your “proxy” (i.e., one of the individuals named on your proxy card) will vote your stock as you have directed. If you sign the proxy card (including by electronic signature in the case of internet or telephonic voting), but do not make specific voting choices, the person holding your proxy will vote your stock as recommended by the Board as follows:

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“FOR” the election of two Class I Directors;

“Every 1 Year” for the approval, on an advisory basis, of the frequency for conducting the advisory vote on executive compensation;

“FOR” the approval, on an advisory basis, of the Company’s executive compensation; and

“FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

If any other matter is presented at the Annual Meeting, your vote will be cast in accordance with the best judgment of the individuals named on your proxy card. As of the date of this Proxy Statement, we know of no such other matters that need to be acted on at the Annual Meeting.

How do I give voting instructions if I am a beneficial owner?

If you are a beneficial owner of stock, your broker will communicate with you directly and ask you how you want your stock to be voted. If you give the broker voting instructions, the broker will vote your stock as you direct. If you do not give the broker voting instructions, one of two things can happen, depending on the type of proposal in question. Brokers have discretionary power to vote your stock with respect to “routine” matters, but they do not have discretionary power to vote your stock on “non-routine” matters. Brokers holding stock beneficially owned by their clients do not have the ability to cast votes with respect to the election and ratification of directors or executive compensation unless they have received instructions from the beneficial owner of the stock because these are considered “non-routine” matters. It is therefore important that you provide voting instructions to your broker if your shares of Common Stock are held beneficially through a broker so that your vote with respect to directors and executive compensation, and any other matter treated as “non-routine”, is counted.

May I vote by telephone or via the internet?

Yes, you may vote by telephone or via the internet up until 11:59 P.M. Eastern Time the day before the Annual Meeting date. We encourage you to do so because your vote will be tabulated faster than if you mailed it. Please note the following depending on whether you are a stockholder of record or a beneficial owner whose shares are held by a bank or broker in “street name”:

If you are a stockholder of record, you may vote electronically through the internet at www.envisionreports.com/iosp or by telephone Toll Free 1-800-652-8683 within the U.S.A., U.S. Territories and Canada. Be sure to have your control number, which appears on your Notice or proxy card, with you when you vote.

If you are a beneficial owner and hold your stock in “street name”, you may vote electronically through the internet at www.proxyvote.com and you should contact your bank or broker to determine whether you will be able to vote by telephone. Be sure to have your control number, which appears on your Notice or proxy card, with you when you vote.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Doing so by returning the proxy card or voting by telephone or via the internet will not affect your ultimate right to attend and vote at the meeting.

May I revoke my proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•Send in another signed proxy with a later date or resubmit your vote by telephone or the internet;

•Send a letter revoking your proxy to Mr. David B. Jones, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8310 South Valley Highway, Suite 350, Englewood, CO 80112; or

•Attend the Annual Meeting and vote in accordance with the instructions described below.

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If you wish to revoke your proxy, you must do so sufficiently in advance to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I attend and vote at the 2023 Annual Meeting?

If you are a stockholder of record, you may attend the meeting and vote your shares in person. If you choose to do so, please bring your Notice, or proxy card showing your control number and proof of identification.

If you are the beneficial owner of stock held in “street name”, you may vote your shares in person only if you obtain a signed proxy from the stockholder of record giving you the right to vote the stock. To do so, you must bring to the 2023 Annual Meeting of Stockholders proof of identification, an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the stock and a signed proxy from the stockholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the stock on the Record Date.

Even if you plan to attend the 2023 Annual Meeting of Stockholders in person, Innospec recommends that you vote your stock in advance by internet or telephone, or by returning the accompanying proxy card, as described above, so that your vote will be counted if you later decide not to attend the 2023 Annual Meeting of Stockholders.

Is a stockholder list available for examination?

For 10 days prior to the Annual meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relevant to the Annual Meeting. Stockholders may access the list by visiting www.meetnow.global/MA9JGMT and entering their control number. The Shareholders list will also be available during the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

To have a quorum for our Annual Meeting, the holders of a majority of the shares of Common Stock outstanding and entitled to vote need to be present or represented by proxy. Abstentions and broker “non-votes” are treated as present and entitled to vote and are counted in determining whether we have a quorum.

What vote is required to approve each proposal?

Proposal		How many votes are required?	Is broker discretionary voting allowed?
Proposal 1	Election of two Class I Directors	Plurality of votes of shares present or represented by proxy*	No
Proposal 2	Advisory vote on the frequency of the advisory vote on executive compensation	Majority of the stock present or represented by proxy**	No
Proposal 3	Advisory approval of the Company’s executive compensation	Majority of the stock present or represented by proxy**	No
Proposal 4	Ratification of the appointment of the Company’s independent registered public accounting firm	Majority of the stock present or represented by proxy	Yes

*While directors are elected by a plurality vote, we have a “majority vote” director resignation policy in place, as described on page 32.

**As Proposals 2 and 3 are advisory votes, there is no specified vote requirement for approval. Innospec will consider that the affirmative vote of the majority of the stock present or represented by proxy and entitled to vote on such proposal reflects the advice of the stockholders.

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How are votes counted?

Proposal		How your vote may be cast	Is broker discretionary voting allowed?
Proposal 1	Election of two Class I Directors	“FOR” each of the nominees or “WITHHELD”* with respect to one or more of the nominees **	No
Proposal 2	Advisory vote on the frequency of the advisory vote on executive compensation	Every “1 YEAR”, “2 YEARS”, “3 YEARS” or “ABSTAIN”	No
Proposal 3	Advisory approval of the Company’s executive compensation	“FOR”, “AGAINST” or “ABSTAIN”	No
Proposal 4	Ratification of appointment of the Company’s independent registered public accounting firm	“FOR”, “AGAINST” or “ABSTAIN”	Yes

*If you “withhold” authority to vote with respect to one or more nominees for Innospec Director, your vote will have no effect on the election of such nominees.

**While directors are elected by a plurality vote, we have a “majority vote” director resignation policy in place, as described on page 32.

If you sign (including electronic confirmations in the case of internet or telephone voting) your proxy card with no instructions on how to vote, your stock will be voted in accordance with the recommendations of the Board. If you sign (including electronic confirmation in the case of internet or telephone voting) your broker voting instruction card with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters, but will not be voted with respect to “non-routine” matters. As described in “Information about the 2023 Annual Meeting of Stockholders and Voting at the Meeting—How do I give voting instructions if I am a beneficial owner?”, election of directors and executive compensation are considered “non-routine” matters. We will appoint one or more inspectors of election to count votes cast by proxy.

What is the effect of broker non-votes and abstentions?

A broker “non-vote” occurs when a broker holding stock for a beneficial owner does not or cannot vote on a particular proposal because the broker does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Common Stock owned by stockholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum. Common Stock beneficially owned and voted by the beneficiary through a broker will be counted towards the presence of a quorum, even if there are broker non-votes with respect to some proposals, as long as the broker votes on at least one “non-routine” proposal.

Abstentions and instructions to withhold votes with respect to any nominee for director election (which uses a plurality standard) will result in those nominees receiving fewer votes but will not count as votes “against” the nominee. Broker non-votes will not be considered present and entitled to vote with respect to elections of directors and therefore will have no direct effect on the outcome of the election of directors. Abstentions will be treated as present and entitled to vote with respect to Proposals 2, 3 and 4 and, therefore, will have the effect of votes “against” these proposals. Broker non-votes will have no direct effect on the outcome of these proposals.

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What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Where can I find the voting results?

Final voting results will be disclosed in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the 2023 Annual Meeting of Stockholders. If official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available. You can find the Form 8-K on our website at www.innospec.com.

Will Innospec’s independent accountants attend the Annual Meeting?

A representative of PricewaterhouseCoopers LLP (“PwC”), our current independent registered public accounting firm, will be available by telephone at the Annual Meeting to answer questions and will have an opportunity to make a statement if such representative wishes.

Do Directors attend the Annual Meeting?

Our Corporate Governance Guidelines provide that Directors are expected to attend our annual meetings of stockholders and any special meeting of stockholders called by Innospec to consider extraordinary business transactions. Unless they are unable to do so as a result of special circumstances, Directors are encouraged to attend all other special meetings of stockholders called by Innospec. All our Directors then in office attended the 2022 Annual Meeting of Stockholders that was held on May 4, 2022, which was held as a virtual meeting.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting, voting or directions to attend the Annual Meeting, please contact Mr. David B. Jones, Innospec’s Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, at 1-303-792-5554 or at david.jones@innospecinc.com.

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CORPORATE GOVERNANCE

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of our stakeholders, strengthens Board and management accountability, and helps build public trust in the Company. The Corporate Governance section below describes our governance framework, which includes the following highlights:

Independent Chairman of the Board	Regular stockholder engagement	Anti-hedging and Anti-pledging policies

100% independent Director Nominees	100% independent Board Committee Members	Separate Chairman of the Board and CEO

Annual Board and Committee self-evaluation process	Regular sessions of independent, non-employee Directors	Long-standing commitment to sustainability

No over-boarding of Directors	No stockholder rights plan “poison pill”	Majority vote Director resignation policy

Our Corporate Governance Framework

Corporate Governance Principles

Innospec places the strongest emphasis on high standards of Corporate Governance. We have policies to guide all our employees, Directors and third-party representatives and provide extensive training to help ensure that we operate to these standards throughout the Company. Through its Nominating and Corporate Governance Committee, the Board evaluates our corporate governance policies and practices, which form our corporate governance framework, against evolving best practices as benchmarks for assessing that we follow appropriate standards when conducting our business.

One of the cornerstones of our Corporate Governance is transparency. Accordingly, you will find the following key policies and procedures on our website.

•Anti-Corruption Policy

•Audit Committee Charter

•Code of Conduct

•Conflict Minerals Policy

•Compensation Committee Charter

•Corporate Governance Guidelines

•Director Independence Policy

•Gifts, Hospitality, Charitable Donations and Sponsorship Policy

•Nominating and Corporate Governance Committee Charter

•Reporting Governance Concerns

•Supplier Code of Conduct

Also available on our website are this Proxy Statement, our 2022 Annual Report on Form 10-K and our latest Responsible Business Report, being our 2021 report.

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Corporate Governance Guidelines

Our Board believes that adherence to sound corporate governance policies and practices is important so that the Company is governed and managed with the highest standards of responsibility, ethics and integrity and by taking into account the interests of all stakeholders. We have adopted a set of Corporate Governance Guidelines intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others.

Our Corporate Governance Guidelines address key governance matters, including, but not limited to:

•Selection and composition of the Board;

•Director orientation and continuing education;

•Board membership criteria and selection process;

•Board operations, including the size of the Board and Board independence;

•Director responsibilities;

•Executive sessions of non-management Directors;

•Performance evaluations of the Board, Committees of the Board and individual Directors;

•Director compensation;

•Director access to management and outside advisors;

•Management succession;

•Resignation policy in uncontested Director elections; and

•Limits on Board members serving on other public company boards.

The Board believes that corporate governance is an evolving process and generally reviews the Corporate Governance Guidelines every two years and updates them when appropriate. A current copy of the Corporate Governance Guidelines can be found on our website under the heading Corporate Governance at www.innospec.com/about-us/corporate-governance, or by writing to Mr. David B. Jones, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Innospec Inc., 8310 South Valley Highway, Suite 350, Englewood, CO 80112.

Innospec’s Leadership Structure

The Board believes that the roles of Chairman of the Board (a non-executive position) and Chief Executive Officer should remain separate to enable the Board to provide effective guidance to management and promote oversight and accountability of management. This separation preserves the distinction between the management and oversight functions, maintaining the responsibility of management to help develop corporate strategy and the responsibility of the Board to review and provide input on corporate strategy.

To fulfill the role, the Chairman of the Board, among other things, creates and maintains an effective working relationship between the Board and the Company’s management; provides the CEO with on-going direction as to current Board needs, interests, views and expectations; and directs the Board agenda to the matters of greatest importance to Innospec.

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The duties of the non-executive Chairman of the Board include:

➢presiding over meetings of the Board;

➢preparing the agenda for Board meetings in consultation with the CEO, CFO and other members of the Board;

➢calling and presiding over meetings of the independent Directors;

➢co-ordinating periodic review of management’s strategic plan for the Company;

➢after consulting with other Board members and the CEO, making recommendations to the Nominating and Corporate Governance Committee as to the membership of various Board committees and Committee Chairs;

➢managing the Board’s process for Director self-assessment and evaluation of the Board;

➢presiding over meetings of stockholders;

➢encouraging active participation by each member of the Board; and

➢performing such other duties and services as the Board may require.

The Board’s Role in Risk Management

The Board’s role in risk oversight and management is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts. Risk management is an integral part of Board and committee deliberations throughout the year. During 2022, the Senior Vice President, Corporate Development and Investor Relations, presented a summary of the risks facing the Company so the Board could discuss and assess the key risks and the management of them on a timely and on-going basis.

The Global IT Director presents his information technology and cyber security update to the Board in person at least annually, and quarterly via the departmental report.

In fiscal 2022, each of our directors completed our Code of Business Ethics on-line compliance training program that we require our employees to complete. In addition, in fiscal 2022, as part of our risk oversight of our information technology systems and risk mitigation efforts, employee training on cybersecurity risks was required of all Innospec directors and employees who have access to our information technology resources.

For each of 2019, 2020, 2021 and 2022 the Board retained NCC Group (“NCC”) to perform cyber security reviews. NCC reports its findings directly to the Board. In addition, in early 2020 the Audit Committee retained Deloitte to lead a series of information technology risk evaluations. The evaluation resulted in a three-year audit plan covering Cyber Security, Legacy IT and IT Strategy. The audit plan was approved by the Audit Committee.

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Risk oversight – Who is responsible?

•monitors and evaluates how management operates the Company;

•considers updates received from management regarding quarterly performance;

•works with management on the corporate strategy;

•discusses risks related to the Company’s business strategy at periodic strategic planning meetings and at other meetings as appropriate;

•oversees risks related to environmental, social and governance matters;

•reviews quarterly assessment of the primary operational and regulatory risks facing the Company, their relative magnitude and management’s plan for mitigating and responding to these risks, including cyber-security risk; and

•reviews insurance coverage to assess whether it is adequate.

The Board

•considers the adequacy of steps taken by management to monitor and control the Company’s major ﬁnancial risk exposures;

•is responsible for reviewing the Company’s policies and practices with respect to ﬁnancial risk assessment and the integrity of the accounting policies, ﬁnancial reporting and disclosure practices of Innospec; and

•oversees the performance of the Company’s systems of internal accounting and ﬁnancial control.

The Audit Committee

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•provides oversight to review compensation risk and to assess that all of the Company’s compensation and incentive programs are competitive, closely related to the achievement of corporate objectives and aligned with long-term interests of the stockholders. The Company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse eﬀect on the Company.

The Compensation Committee

•oversees the development of and recommends to the Board a framework of corporate governance policies and procedures and a robust compliance program;

•takes a leadership role in shaping and communicating matters of corporate governance and business ethics to the Board and the Company;

•monitors and periodically reports to the Board on the compliance status across the Innospec Group;

•monitors and discusses the work of the ESG Steering Group and reports matters to the full Board which has oversight for environmental, social and governance risk; and

•nominates new directors and considers diversity, skills required for the Board to meet its obligations and various other stakeholder expectations.

The Nominating and Corporate
Governance Committee

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Director Independence

The Board, after considering all relevant facts and circumstances of which it is aware, including those matters set out below under “Family Relationships” and “Related Person Transactions and Relationships”, has determined that all of its non-employee members are independent, within the meaning of the Nasdaq Marketplace Rule 5605(a)(2) applicable on the date of this Proxy Statement.

We have also adopted our own standards for director independence that can be found in our Director Independence Policy on our website at www.innospec.com/about-us/corporate-governance.

The Board has determined that each member of the Board, who served during 2022 and/or who currently serves, except for Mr. Williams, meets the independence standards described above. Mr. Williams is not treated as independent because, as President and CEO, he is an employee of Innospec. In addition, as part of the independence determination, the Board monitors the independence of Audit and Compensation Committee members under rules of the SEC and Nasdaq listing standards that are applicable to members of the Audit Committee and the Compensation Committee.

ALL OF OUR NON-EMPLOYEE DIRECTORS ARE INDEPENDENT

Highly Independent Board:
7 out of 8 Board Members are Independent

Family Relationships

No immediate family relationship exists between any of our Directors or Executive Officers and any other Directors or Executive Officers.

Related Person Transactions and Relationships

Mr. Williams, our President and CEO and Director of the Company, has been a non-executive director of AdvanSix Inc., a chemicals manufacturer, since February 2020. In 2022, the Company purchased product at market rates from AdvanSix Inc. for $501,238.

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The Company has retained and continues to retain Smith, Gambrell & Russell, LLP, a law firm with which Mr. Paller is Of Counsel. During the fiscal year ended December 31, 2022, the Company paid Smith, Gambrell & Russell, LLP, $252,605 in fees for services provided during the period.

Mr. Landless is a non-executive director of Ausurus Group Limited, which owns European Metal Recycling Limited (“EMR”). Innospec conducts a tendering process periodically to select the best buyer for its scrap metal, and following its tender process in 2022, the Company’s subsidiary, Innospec Limited, sold scrap metal to EMR for a value of $68,947.

Related Person Transactions Approval Policy

Pursuant to our Code of Conduct, all senior officers must disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to a conflict of interests. The Code of Conduct also states that no employee may seek to obtain special treatment from Innospec for family members, friends or for businesses in which family members or friends have an interest. During the year ended December 31, 2022, the Company did not make any charitable contributions to any charity on which any Director serves as an executive officer.

Executive Sessions of Independent Non-Management Directors

Executive sessions of independent non-management Directors are led by the Chairman. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Chairman at his discretion or at the request of the Board. There were four executive sessions of independent non-management Directors during fiscal year 2022.

The Board will continue to monitor the standards for director independence established under applicable law or Nasdaq listing requirements and will maintain the Company’s Corporate Governance Guidelines to be consistent with those standards.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. The Nominating and Corporate Governance Committee considers each person’s judgment, experience, independence, understanding of our business or other related industries and such factors as the committee determines relevant in light of the needs of the Board and the Company. The Nominating and Corporate Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board and regularly assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement or otherwise.

In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for Director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. In addition, during 2019, 2020 and 2021 the Nominating and Corporate Governance Committee retained a professional search firm to assist in identifying and evaluating potential candidates for nomination at the Annual Meeting. In line with our Board Diversity Policy, the Board considers diversity in the nominating process, along with other criteria, for potential Director candidates and specifically requests that females and minority candidates are included in every Director search pool. The recruitment specification for new Directors concentrates on candidates who are seasoned executive officers, with significant relevant experience, both at board level and within relevant industries.

The Director candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any time during the year. The nominees for election at this year’s Annual Meeting of Stockholders were approved for nomination by the Board upon the recommendation of the Nominating and Corporate Governance Committee.

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Our Director recruitment process is as follows:

Board and Nominating and Corporate Governance Committee determine desired criteria and experience of Director candidates.

Director candidates identified by independent search firm, Board members, officers, employees or stockholders.

Nominating and Corporate Governance Committee evaluates Director candidates against selection criteria, individual characteristics, skills, diversity and qualifications and checks for possible conflicts and independence.

Director candidates are interviewed by members of the Nominating and Corporate Governance Committee, Chairman of the Board and may also meet with the CEO and CFO.

Nominating and Corporate Governance Committee recommends suitable Director candidates to the Board.

Board votes to appoint Director candidates based on an assessment of their qualifications and potential contributions to the Board.

Stockholders vote on the election of the Director nominees at the Annual Meeting of Stockholders.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for election to the Board. In order for any candidate to be considered by the Nominating and Corporate Governance Committee, and if nominated, included in the Proxy Statement, such recommendation should be received no later than the deadline for submission of stockholder proposals. See “Stockholders’ Proposals for the 2024 Annual Meeting of Stockholders”. Recommendations should be sent to the Corporate Secretary and should specify the nominee’s name, qualification for Board membership and any other information required by the Company’s Bylaws. All properly submitted stockholder nominations for Director candidates received by the Corporate Secretary will be submitted to the Nominating and Corporate Governance Committee for review and consideration. The Nominating and Corporate Governance Committee will consider stockholder recommendations for Director candidates, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates. Assuming appropriate biographical and background information (including qualifications) is provided for Director candidates recommended by stockholders, the Nominating and Corporate Governance Committee will use the same process to evaluate Director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

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Director On-Boarding and Continuing Education

Overview:

The Board and management conduct orientation for new Directors to become familiar with, amongst other things, Innospec’s business operations, strategies, financial matters, ethics, fiduciary duties, corporate governance and all other Company policies. It is the responsibility of management and the Nominating and Corporate Governance Committee to advise Directors about continuing education opportunities, which they are encouraged to pursue. The Legal and Compliance Department provides training to the Board at least annually and the Chief Compliance Officer regularly updates the Nominating and Corporate Governance Committee and full Board on evolving law and practices and stockholder expectations.

Orientation:

When new Directors join the Board, they participate in a comprehensive on-boarding program to learn about our industry, business, strategies, and policies. Our on-boarding program includes provision of reading material regarding director duties and responsibilities, meetings with division heads and senior executives to discuss our businesses, strategy, operations and our corporate functions such as finance, information technology, research and development, and legal and compliance. New Directors also meet with the executives and staff supporting the Committees on which they sit and are provided with information and training specific to the Board Committee(s) they are appointed to. In addition, every Director must complete induction training on compliance within two weeks of being appointed and a more in-depth training once they have been in office for six months.

Continuing education:

For continued education regarding our business and industry, at least annually, we provide presentations by internal and external experts during our regular Board meetings on topics such as, industry trends, risks facing the industry and the Company, corporate governance trends and key topics, and stakeholder expectations with particular focus on the implications and impact on the Company. In 2022, the Board received training on environmental, social and governance issues and evolving practices.

Meetings and Attendance

In 2022, the full Board met five times (one of those five meetings being a special meeting), the Audit Committee met four times, the Compensation Committee met four times and the Nominating and Corporate Governance Committee met four times. Each Committee also held four pre-meeting preparation calls. There were four Non-Executive Director meetings at which no members of management were present. Directors are expected to attend all Board Meetings and meetings of Committees on which they serve. During the year ended December 31, 2022, each of the Directors attended, in person, by telephone or video call, all the meetings of the Board and meetings of Committees of the Board on which he or she served that were held while he or she was a member. Directors are also expected to attend all meetings of stockholders. All of the Directors attended the 2022 Annual Meeting of Stockholders, which was held as a virtual meeting due to the COVID-19 pandemic.

Limitation on Other Board and Audit Committee Positions

The Board has adopted restrictions on the number of outside boards on which Directors may serve that are consistent with market standards and regulatory requirements, including limits on executive officers of publicly- traded companies. So that Directors are able to dedicate sufficient time to Innospec’s Board, the Board established the following limits on our Directors serving on publicly-traded company boards and audit committees:

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Director Category	Limit on publicly-traded company board and audit committee service, including Innospec
Non-employee directors who are not full-time employees of a publicly-traded company	4 public company boards maximum
Board members who are full-time employees of a publicly-traded company	2 public company boards maximum
Non-employee directors who serve on Innospec’s Audit Committee	3 audit committees maximum

Any Board member wishing to join the board of another publicly-traded company is required to first notify the Chair of the Nominating and Corporate Governance Committee, the Chairman of the Board, and Innospec’s General Counsel and Chief Compliance Officer prior to joining such other board or agreeing to be nominated or serve on a director slate at such other board. The Chair of the Nominating and Corporate Governance Committee and General Counsel and Chief Compliance Officer will review the proposed board membership to confirm compliance with applicable laws and policies. Potential conflicts of interest, if any, will be referred to the Chairman of the Board for review.

Throughout the year, the Nominating and Corporate Governance Committee monitors the service of our Directors on boards and board committees of other companies, to assess the potential impact of holding multiple positions on the individual Director’s ability to devote sufficient time and attention to his or her duties as a Director of Innospec.

Code of Conduct

The Board has adopted a Code of Conduct, violations of which may be reported to the Chair of the Nominating and Corporate Governance Committee or the Corporate Secretary. This Code of Conduct is intended to promote, among other things, honest and ethical conduct, full and accurate reporting and compliance with applicable laws and regulations. A copy of the Code of Conduct is available on our website under “Corporate Governance” at: https://innospec.com/about-us/corporate-governance/.

Supplier Code of Conduct

Innospec believes that honest and transparent business conduct is vital and is committed to ethical business practices and actively enforcing compliance with all applicable laws, regulations and rules. We have therefore adopted a Supplier Code of Conduct, pursuant to which our suppliers are required to comply with all applicable laws, rules and regulations, including those related to business integrity, human rights and safety, health and the environment. Innospec engages EcoVadis to conduct corporate social responsibility risk assessments of key suppliers and those operating out of high risk locations. Among other things, EcoVadis assessments allow us to evaluate supplier policies and actions taken by the supplier and to identify further actions required to enforce compliance with internationally recognized human rights standards and fair labor practices. In 2021, Innospec extended the scope of its EcoVadis assessment program from raw material suppliers to also include non-raw material suppliers. Since December 2018, all new raw materials suppliers, regardless of location, are also required to undergo an EcoVadis assessment if the Company forecasts that its annual expenditures to such supplier will be above minimum value thresholds designated by the Company.

We also have an internal protocol to support our review of, and response to, concerns raised regarding our supply chain. Innospec may invoke sanctions against suppliers, up to and including termination of the business relationship, if they violate modern slavery laws.

A copy of the Supplier Code of Conduct is available on our website under “Supplier Relations” at: https://innospec.com/about-us/supplier-relations/.

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Raising Issues and Reporting Violations

Innospec’s employees, customers, suppliers and other stakeholders play a critical role in establishing, promoting and upholding a culture of compliance. An integral part of that culture is the creation of an environment in which concerns regarding unlawful, fraudulent or unethical matters may be raised without fear of retaliation. Innospec’s employees, customers, suppliers and other stakeholders may report concerns via several mechanisms which are outlined in our Reporting Corporate Governance Concerns Policy (for employees) and Third Party Notice (for customers, suppliers and other stakeholders) and include a whistleblowing hotline, EthicsPoint. A copy of our Reporting Governance Concerns Third Party Notice can be found on our website under “Corporate Governance” at: www.innospec.com/about-us/corporate-governance.

No Retaliation on Reporting Issues or Violations

Our Reporting Governance Concerns Policy states that Innospec will not retaliate against any person who acts in good faith to report Concerns or helps to investigate or resolve Concerns, including individuals who make reports, conduct investigations, are interviewed as witnesses or provide evidence. Innospec will not tolerate any form of retaliation against any person who reports or helps to investigate or resolve Concerns. Any employee who displays retaliatory behaviors may be subject to disciplinary action, up to and including termination of employment. Any customer, supplier or other stakeholder who displays these behaviors may have their contract or relationship with Innospec terminated.

Anti-Hedging Policy

Our Stock Trading Policy contains an anti-hedging provision that prohibits directors, officers and employees from hedging any stock, share or other securities issued by Innospec (including through the use of financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any stock, share or other securities issued by the Company.

Anti-Pledging Policy

Our Stock Trading Policy contains a provision that prohibits directors, officers and employees from holding any stock, share or other securities issued by the Company in a margin account, or from otherwise pledging such securities as collateral for a loan, unless the person obtains approval in advance from the Nominating and Corporate Governance Committee. No approval will be granted unless that person clearly demonstrates the financial capacity to repay the loan (which must not constitute margin debt) without resorting to the pledged securities (pledges arising from certain types of hedging transactions are governed by the anti-hedging policy described above).

Copies of Code of Conduct, Corporate Governance Guidelines and Committee Charters

Copies of our Code of Conduct, Corporate Governance Guidelines and each of the Board Committee charters can be accessed via the Company’s website under “Corporate Governance” at: https://innospec.com/about-us/corporate-governance. The Company intends to disclose on this section of its website any amendments to, or waivers from, its Code of Conduct that are required to be publicly disclosed pursuant to the rules of the SEC or Nasdaq.

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Communications with Our Board

Any stockholder and other interested person who may desire to contact the Chairman or any of the Directors of Innospec may do so via the following e-mail address: contact.board@innospecinc.com, or by writing to them at Innospec Inc., 8310 South Valley Highway, Suite 350, Englewood, CO 80112. The Corporate Secretary or the Assistant General Counsel will review communications received electronically and forward them to the addressee of the communication. The Corporate Secretary will review the communications received by mail or courier and forward to the appropriate addressee.

Board Committees

The Board maintains the following committees to assist it in discharging its oversight responsibilities. The Board has determined that each member of the following committees is an independent director. The current membership of each committee is:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ms. Elizabeth K. Arnold	Member
Mr. Milton C. Blackmore	Member	Member
Mr. David F. Landless	Chair		Member
Mr. Lawrence J. Padfield		Chair
Mr. Leslie J. Parrette			Member
Ms. Claudia P. Poccia		Member	Chair
Number of meetings in 2022:	4 (and 4 pre-meeting preparation calls)	4 (and 4 pre-meeting preparation calls)	4 (and 4 pre-meeting preparation calls)

Audit Committee Financial Expert

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*In the case of Mr. Landless, the Board made this determination based on Mr. Landless’ qualification as a chartered management accountant and his previous experience as Group Finance Director of Bodycote plc. and before that, Finance Director of Courtaulds Coatings (Holdings) Limited. He also had direct experience as Chair and member of the Audit Committee of Luxfer Holdings plc. as well as Audit Committee Chair of Renold plc.

In the case of Ms. Arnold, the Board made this determination based on Ms. Arnold’s qualifications and previous experience as Chief Financial Officer of Houghton International, Chief Financial Officer of Physiotherapy Associates and Chief Financial Officer of Tyco Flow Control and before that Chief Financial Officer of GE Silicones General Electric. Ms. Arnold also has experience as Audit Committee Chair at FreightCar America Inc.

** The Audit Committee comprised at least three members at all times during 2022, as required by our Audit Committee Charter.

Key Responsibilities:

•monitoring and overseeing the Company’s internal controls and ﬁnancial reporting process;

•overseeing the independent audit of the Company’s consolidated ﬁnancial statements by the Company’s independent registered public accounting ﬁrm, PricewaterhouseCooper LLP;

•assisting the Board with its oversight of legal and regulatory compliance requirements in respect of ﬁnancial reporting;

•overseeing the determination of the independent auditor’s qualiﬁcations and independence;

•overseeing the performance of the Company’s Business Assurance function, including internal audit and of the independent auditors;

•preparing an audit committee report as required by the SEC to be included in our annual proxy statement; and

•meeting with the CFO, the Head of Business Assurance and the independent registered public accounting ﬁrm quarterly.

•Our independent registered public accounting ﬁrm reports directly to the Audit Committee, as does our Business Assurance group.

•The Audit Committee meets with management and our independent registered public accounting ﬁrm prior to the ﬁling of the certiﬁcations of the CEO and CFO with the SEC to receive information concerning, among other things, signiﬁcant deﬁciencies or material weaknesses in the design or operation of internal controls.

•Audit Committee Financial Experts. Our Board has determined that each of Mr. Landless and Ms. Arnold qualify as an “Audit Committee Financial Expert”* as such term is deﬁned in SEC rules, and meet the standard for ﬁnancial knowledge and sophistication required by NASDAQ and that other members of the Audit Committee also possess the required level of ﬁnancial literacy and are independent for the purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and NASDAQ rules.

•We limit the number of Audit Committees of SEC reporting companies on which our Audit Committee members may serve to three or less, including the Company.

•The Audit Committee Report appears later in this Proxy Statement.

•The Audit Committee operates pursuant to a written Audit Committee Charter which sets out its main obligations. A current copy of the Audit Committee Charter is available on our website under “Corporate Governance” at: www.innospec.com/about-us/corporate-governance.

Audit
Committee

Current Members**:

David F. Landless (Chair)
Since: Member since
January 2016, Chair
since May 2016

Milton C. Blackmore
Since: May 2020

Elizabeth K. Arnold
Since: November 2020

Independence:
All current members of
the Audit Committee
are independent.

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Key Responsibilities:

•reviews management compensation programs;

•recommends compensation terms and agreements for senior Executive Oﬃcers to the Board for Board approval;

•reviews changes in compensation for senior Executive Oﬃcers and Non-Executive Directors (“NEDs”);

•administers the Company’s stock option plans;

•reviews and approves corporate goals and objectives relevant to Chief Executive Oﬃcer compensation and evaluates the Chief Executive Oﬃcer’s performance in the light of those goals;

•reviews and makes recommendations to the Board on an annual basis regarding the evaluation process and compensation structure for the Company’s Oﬃcers;

•reviews and makes recommendations to the Board regarding beneﬁt plans which pertain to the senior executive oﬃcers who report to the Chief Executive Oﬃcer;

•reviews the Company’s incentive compensation and other stock-based plans and recommends changes in such plans to the Board as needed; and

•provides the Compensation Committee Report as required by the SEC and included in the Company’s proxy statement.

•Compensation Committee Interlocks and Insider Participation: During 2022, no Compensation Committee members were oﬃcers or employees of the Company, were former oﬃcers of the Company or were engaged in transactions with a related person that would be required to be disclosed by relevant SEC rules.

•During 2022 none of the Company’s Executive Oﬃcers served as directors or board committee members of another entity where any executive oﬃcers of such other entity served as a Director of the Company or as a member of any of the Company’s Board Committees.

•The Compensation Committee operates under a written Compensation Committee Charter that governs its duties and standards of performance. A current copy of the Compensation Committee Charter is available on our website under “Corporate Governance” at: www.innospec.com/about-us/corporate-governance.

•The Compensation Committee Report appears later in this Proxy Statement.

Compensation
Committee

Current Members:

Lawrence J.Padﬁeld (Chair)
Since: Member since
December 2012, Chair
since May 2020

Milton C. Blackmore
Since: June 2010

Claudia P. Poccia:
Since: November 2020

Independence:
All current members of
the Compensation Committee
are independent.

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*Mr. Parrette replaced Mr. Padfield as a member of the Nominating and Corporate Governance Committee on January 1, 2022.

Key Responsibilities:

•identify individuals qualiﬁed to become Board members consistent with criteria approved by the Board;

•recommend to the Board the persons to be nominated by the Board for election as Directors at the Annual Meeting;

•develop and recommend to the Board a set of corporate governance and compliance principles;

•oversee the self-evaluation of the Nominating and Corporate Governance Committee, the self-evaluation of the Board and management’s evaluation of the Board;

•monitor the Company’s continued compliance with Company policies and applicable rules and regulations by reviewing reports from the Legal Compliance Department that cover training, results of audits and policy updates; and

•monitor the work of the Legal Compliance Department in establishing observance of Innospec’s governance principles.

•help shape the corporate governance policy of the Company by promoting legal compliance by the Company.

•act as the Board’s conduit in environmental and social matters by interfacing with Company management regarding communication and reporting plans, and otherwise helping the Board in its promotion of environmental and social factors and the satisfaction of associated obligations

•The Nominating and Corporate Governance Committee operates under a written Nominating and Corporate Governance Committee Charter that governs its duties and standards of performance. A current copy of the Nominating and Corporate Governance Committee Charter is available on our website under “Corporate Governance”: https://innospec.com/about-us/corporate-governance/.

Nominating
and Corporate
Governance
Committee

Current Members:

Claudia P. Poccia (Chair)
Since: Member since July 2019, Chair since May 2020

David F. Landless
Since: May 2020

Leslie J. Parrette:
Since: January 2022*

Independence:
All current members of
the Nominating and
Corporate Governance
Committee
are independent.

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Board and Committee Self-Evaluations

Each year, the Nominating and Corporate Governance Committee oversees the Board, Committee and Director self-evaluation process.

The annual evaluation process is as follows:

Stockholder Engagement

In 2022 Innospec participated in five investor conferences and three non-deal-roadshows.  This included multiple engagements with the majority of our largest active holders during the year.  Where beneficial, we continued to leverage virtual meeting tools to engage with stockholders.

The Company was represented by a minimum of two, and often three of the senior executives comprising the CEO, the CFO, and the Senior Vice-President, Corporate Development. During the year, several updated versions of our investor presentation were produced covering business performance, strategy and financial management of the Company. Concurrent with each update, the presentation was uploaded to the Company’s website so that all investors had access to the same information.

The Company’s senior management team also engaged with a broad range of investors and analysts in telephone calls in the period soon after the release of quarterly results to discuss those quarterly results.

As well as business performance, market conditions, capital allocation plans and strategy, other issues were discussed as raised by investors. These included a wide range of environmental, social responsibility and governance matters, as are also outlined in the Innospec Responsible Business Report for 2021 which is available on the Company’s website at: innospecsustainability.com

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)

Our Strategic Approach to ESG

As a global specialty chemical company, Innospec understands that the way we conduct our business is essential to the long-term success of Innospec. Our ESG strategy is built across the four pillars of responsible business: economic, social, environmental, and governance. Within each of these pillars, we define our core values and the areas of focus that target the issues that matter most to our stakeholders. We believe this approach reflects our stakeholders’ priorities and demonstrates our commitment to striving to grow our business in what we believe to be a sustainable and socially responsible manner.

Sustainability and ESG Governance

With the increasing importance of ESG, we restructured the ESG organizational framework within Innospec. Effective from January 2022, a new Executive Team ESG Steering Group, comprising of the CEO and senior business leaders is responsible for the development, resourcing and decision making on Innospec’s ESG strategy, targets and objectives. This group reports directly to Innospec Board’s Nominating and Corporate Governance Committee who will have oversight of the ESG strategy, objectives and progress. A new role of VP of Global Regulatory Compliance and ESG has been established to lead Innospec’s ESG strategy, implementation and continued execution. In addition, each of our three business units have established a dedicated ESG team to focus on specific issues relevant to their customers and markets.

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ESG Performance Highlights from our 2021 Responsible Business Report

Environment	Governance

•Reducing our impact on the environment

•52% reduction in absolute scope 1&2 GHG emissions since 2006*

•50% reduction in water usage since 2006*

*Baseline reporting year

•Completion of energy reduction projects across our global operations in 2021 that will reduce our energy consumption by 6,758MWh and scope 1 emissions by 1,255 metric tonnes each year

•All our manufacturing facilities now source 100% renewable electricity

•Renewable energy accounts for 25% of Innospec’s energy mix

•Verified performance

•CDP Supply Chain Disclosure Program 2021

•Climate – Performance band score of B (management) above program global average B-

•Water Security – Performance band score of B (management)

•EcoVadis Supply Chain CSR Assessment – Gold medal Ranking status

•Regular Board and executive team oversight of environmental, social and governance issues

•5,986 compliance courses delivered to all employees and directors as part of our annual compliance training and certification program.

•Sustainable Supply Chain

•EcoVadis assessment incorporated into our supplier evaluation and approval process. Innospec’s supply chain continues to score better than the EcoVadis Average.

•Sustainable sourcing of palm program

•Membership of Roundtable on Sustainable Palm Oil (RSPO) since 2013 and RSPO mass balance supply chain certified at all applicable manufacturing sites

•Increased transparency of our palm-based supply chain through our annual transparency and risk mapping assessment

•Member of the Action for Sustainable Derivatives (ASD), a new collaborative initiative that is working to maximize sustainability throughout the palm supply chain

•Palm Grievance Procedure and tracking system

•Risk Oversight

•As part of oversight of our cyber security and information technology systems, employee training on cybersecurity risks was required of all Innospec Directors and employees who have access to our information technology resources

•For each of 2019, 2020, 2021 and 2022 the Board retained NCC Group (“NCC”) to perform cyber security reviews. NCC reports its findings directly to the Board

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Health, Safety & Wellbeing	Community Engagement

•Active near miss incident reporting program (defined as a learning event that did not cause harm but had the potential to cause injury or loss), with 11,357 near misses raised in 2021, up 13% on 2020

•Innospec 2021 Employee Reportable Lost Time Accident Frequency Rate of 0.08 per 100,000 hours, below industry average of 0.11

•Process safety systems, procedures and leadership targeting the prevention of major accident hazard events

•Corporate behavioral safety program Journey to Zero Harm rolled out to all employees globally

•Wellbeing support, training and advice offered to employees

•Over $663,000 social value in 2021 supporting 150 charities and good causes

•Innospec Cares, our global charitable program that enables employees to support their chosen charitable organizations through financial giving and volunteering days

•Over $1.5million raised for the Penfed Foundation Military Heroes Fund since 2007

•Supporting the next generation of scientists and engineers through engagement with schools and educational centers

Sustainable Innovation

•$37 million investment in product development and application

•224 people working globally in Research & Technology and Technical Support

•Provision of safe, sustainable products designed to meet the needs of society, while minimizing their environmental impact in manufacture and use

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Working towards the UN Sustainable Development Goals

Innospec recognizes that the private sector plays an important role in achieving the United Nations Sustainable Development Goals (“SDGs”) which address the world’s most important economic, social and environmental challenges. Our assessment shows that we directly contribute to 13 SDGs. Of these we have identified five which are most closely aligned to our activities. These are Decent Work and Economic Growth, Responsible Consumption and Production, Life on Land, and Clean Water and Sanitation. We also contribute to the Climate Action goal indicators 13.1 and 13.2. The UN SDGs have been used to guide our 2021 materiality assessment and the evolution of our sustainability strategy and agenda. We will seek to evolve our existing sustainability initiatives to maximize our contribution.

SDGs we contribute the most to:	Other SDGs we contribute to:

ESG and Corporate Social Responsibility Reporting

As part of our ongoing commitment to being open and transparent about our performance, our latest Responsible Business Report, being our 2021 Report, was independently assured to assess its adherence to the globally recognized AA1000 Assurance Standard.

The Responsible Business Report, along with further information on our sustainability program and performance, is available online in the “Corporate Social Responsibility” section of the Company’s website at https://innospecsustainability.com, but does not constitute part of, and is not incorporated by reference, into this proxy statement.

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HUMAN CAPITAL MANAGEMENT

We work hard to make the company an attractive career choice for both new recruits and existing employees.

Human capital management is critical to Innospec’s ongoing business success. Our aim is to create an engaged and motivated workforce where employees are inspired by leadership, engaged in purpose-driven, meaningful work and have opportunities for growth and development.

An effective approach to human capital management requires that we invest in talent, development, culture, and employee engagement. We aim to create an environment where our employees are encouraged to make positive contributions and fulfill their potential.

Core Values & Culture

Our core values are:

Responsible Growth through Innovation and Customer Service: Financial stability and growth are essential to maintain our goal of making a positive contribution towards a more sustainable future. Generating economic benefits for our employees, stockholders, and local communities — encouraging ongoing innovation in our product portfolio alongside excellent customer service will allow our business to be competitive and sustainable.

Caring for People: We strive to create a safe and caring culture where our employees are supported and encouraged to make positive contributions. Our continued success depends on keeping people safe, promoting a healthy lifestyle, protecting human rights, improving education, training and maintaining good relations with our neighbors.
Conserving & Protecting the Environment: We aim to use resources as efficiently as practicable and minimizing the impact of our operations on the environment. We look to supply safe, sustainable products, designed to meet the needs of society now and in the future while minimizing their environmental impact.

Leading by Example: We understand that honest, ethical and transparent conduct is vital to our success and reputation. Every employee plays an essential part in complying with local and national laws, rules and regulations. We uphold a high standard of corporate and business integrity across all of our activities.

At Innospec, we encourage our people to aspire to a culture that is:

Confident

We know what is expected of us and take responsibility for our own workload. We assume responsibility for making decisions and are flexible in our dealings with people. We take additional responsibility to meet customer needs and enhance performance.

Informed

We take pride in being good at what we do and actively seek to enhance our knowledge and skills to help improve performance. We use our expertise co-operatively to meet customer needs and enhance our performance. We respect each other and listen carefully to understand others’ points of view.

Clear

As an organization, we are open and transparent. We encourage and welcome feedback and we support people to deal with any unwelcome messages.

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Innovative

Our people are forward thinking and inspired. We enjoy challenges and encourage new ideas. We seek continual improvement, and care about treating people well through periods of change.

Dynamic

We are performance driven, enthusiastic and quick to respond. We set clear targets and objectives and take satisfaction in achieving them. We want to be part of a successful team and business, and we make decisions quickly and implement them.

Employee Engagement

Attracting Talent. We believe our hardworking team of employees is our greatest asset. We employ approximately 2,100 people across 25 countries, and we believe that the skills, commitment and enthusiasm of our employees helps us to deliver long-term growth for investors.

Across our sites, we provide local support and opportunities for the next generation of talent in our industry by offering a range of placements, internships, work experience, and apprenticeships. We strive to attract and retain the best talent in a changing and competitive working environment.

Pay and benefits. We offer what we believe are competitive reward and recognition programs, based on both business-wide and individual performance. Our packages have been designed to attract and retain the best employees, reward achievement and encourage our teams to deliver superior performance for our customers and our company.

We have a very high level of staff retention, with 39% and 57% of our employees serving greater than 10 years and 5 years, respectively.

In addition to our company wide performance incentive plans, we encourage our employees to share in the long-term success of our company with incentive programs, such as our Global Sharesave plan. This plan gives employees the opportunity to participate in a savings plan linked to an option to buy shares in Innospec at a discount and, therefore, benefit from any growth in the share price over the savings period. We also provide a range of other benefits in line with the market practice in each location we operate in, including insurance and pension arrangements.

Performance Management Framework. We conduct an annual performance management process across the organization. Together with their line managers, employees agree upon annual objectives, and, at the end of the year, review with their line manager their performance against those objectives and their overall performance. The results of each annual performance review affect performance bonus amounts, pay, adjustment and career advancement decisions.

Senior Leadership Communications and Transparency. We actively seek opportunities for regular engagement and communication by our CEO and other senior executives with our broader employee population. Communications are through a variety of means including written communications, webcasts and conference calls. For example, we hold a CEO Call at least once a year, during which the CEO and CFO discuss current issues and developments in the business, including a Q&A session answering questions raised by employees. The CEO Call is accessible to all employees across the Company. In addition to the CEO Calls, each financial quarter, following the quarterly financial results announcement, the CEO and CFO provide a written review of the financial results to all employees.

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Diversity and Inclusion

Innospec aims to attract and retain the best people by making employment decisions that are based on merit, performance, ability, and contribution to the Company. As part of our Global HR Policies, our diversity and equal opportunities policy means that current and prospective employees receive equal opportunities irrespective of sex or gender (including pregnancy, childbirth and pregnancy-related conditions), gender identity or expression, genetic information, marital status, sexual orientation, race, color, ethnic or national origin, age, disability, religion, creed or belief or any other characteristic protected by applicable local legislation.

Health and Safety

Objectives. We prioritize the safety of employees, communities and everyone involved in the manufacture, use or disposal of our products. We set high standards for process and occupational safety, which is managed by our network of Safety, Health and Environment (“SHE”) professionals throughout the business. SHE is a top priority for Innospec with our three core objectives being:

•No-one gets hurt •We don’t negatively impact our neighbors •We leave only the gentlest footprints on our environment	It is our goal to make sure that everybody returns home safe at the end of the working day.

Leadership. The Company periodically reviews the Corporate SHE structure and organization so that we have the optimum resources and correct approach. We strive to embed SHE in our culture by having leadership that comes from executive management. Our Responsible Care Executive Committee (known as RESPECT) comprises members of the senior leadership team and is led by the CEO. RESPECT is responsible for setting the group’s SHE policies and objectives across the global business. It also monitors ongoing performance in these areas throughout the year. Through this structure, we have established a strong culture of safety within our organization. The RESPECT committee reports to the Board and conducts a major review of objectives and performance annually alongside quarterly interim reviews.

Training. Training is an essential part of our health and safety strategy. To minimize the risk of accident or injury, we give our employees the information they need, delivered effectively and at the appropriate time. Our ongoing training programs demonstrate our commitment to targeting zero accidents, making sure that safety is always front of mind and that we continually raise standards.

Every year, employees across our sites take part in a variety of site-specific training courses to enable them to be competent and safe in their roles.

A copy of the Company’s Safety, Health and Environment Policy can be found on the “Corporate Social Responsibility” section of the Company’s website at https://innospecsustainability.com, but does not constitute part of, and is not incorporated by reference into, this proxy statement.

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Development and Training

As an organization, we are committed to making Innospec a great company to work for and we invest, as appropriate, in the development of our employees to meet this ambition.

Our employees are offered both internal and external training, where appropriate, to support their continued development and to meet the needs of our business. Where relevant, we support our employees’ ongoing professional training and development to encourage their progression within our business.

The Board is also actively involved in reviewing and approving executive compensation, selections and succession plans so that we have leadership in place with the requisite skills and experience to deliver results the right way. The CEO periodically provides the Board with an assessment of each senior executive that has the potential to be a successor for the CEO position, as well as perspectives on potential candidates for other senior management positions.

Further information on our human capital management initiatives is available in our annual Responsible Business Report, available online in the “Corporate Social Responsibility” section of the Company’s website at https://innospecsustainability.com, but does not constitute part of, and is not incorporated by reference into, this proxy statement.

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PROPOSAL 1 – ELECTION OF TWO CLASS I DIRECTORS

(Item 1 on the Proxy Card)

The first proposal to be voted on at the meeting is the election of two Class I Directors. The directors elected at this meeting will serve until the 2026 Annual Meeting of Stockholders. The Board has nominated Ms. Claudia P. Poccia and Ms. Elizabeth K. Arnold, current Class I Directors, whose terms expire at the upcoming Annual Meeting of Stockholders, for election to the Board.

The Bylaws of the Company provide that the number of directors shall be not less than three nor more than twelve members, the exact number of which shall be determined from time to time by resolution adopted by the Board, and that the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board.

The below chart includes this year’s nominees included in Proposal 1, along with their age, tenure, principal occupation and committee membership:

The Board recommends that you vote “FOR” each Director nominee.

	Age	Independent	Director Since	Board Committee(s)	Principal Occupation	Other Public Board Position(s)
Ms. Claudia P. Poccia	63	✓	2019	Nominating and Corporate Governance Committee (Chair) Compensation Committee	CEO	Non-Executive Director of Luxie Holdings Inc. (Chair of the Board) Non-Executive Director of Fashion Group International Non -Executive Director of Blue Mistral, LLC
Ms. Elizabeth K. Arnold	58	✓	2020	Audit Committee	Retired	Non-Executive Director of FreightCar America, Inc.

If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to the Bylaws and Corporate Governance Guidelines, the Nominating and Corporate Governance committee recommended to the Board that the Board submit the Class I Directors to the vote of stockholders. The above-named nominees will be elected to the Board on a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote.

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Our “Majority Vote” Director Resignation Policy

According to the procedure set out in our Corporate Governance Guidelines, in an uncontested election, any nominee for director (including an incumbent director) who receives a greater number of votes “withheld” from his or her election than votes “for” such election, the nominee must offer his or her resignation promptly to the Board following certification of the stockholder vote. Upon receipt of the resignation, the Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 120 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. Thereafter, the Company will promptly disclose the Board’s decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the SEC. This resignation policy does not apply to contested director elections.

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INFORMATION ABOUT THE INNOSPEC INC. BOARD

Innospec believes that having an independent, active and engaged Board is key to our success. We also believe that new perspectives and ideas are critical to a forward-looking and strategic Board. Our goal is to seek a balance between new points of view and the valuable experience and knowledge that longer-serving directors bring to the boardroom. We believe that we have assembled a Board with varied backgrounds, experiences and viewpoints who understand our markets, customers and employees. The Board seeks a mix of directors with qualities that result in a well-rounded, diverse Board that thinks critically and also functions effectively by reaching informed decisions. Our Directors have a diversity of experience and a variety of skills, education, qualifications and viewpoints that strengthen the Board’s ability to carry out its oversight role of the Company and effectively represent the interests of stockholders.

Since 2015:

•all 4 new Directors are independent

•2 of the new Directors are women, and one Director is African American or Black

Current Board and Committee fast facts:

0	67 Years	8 Years	100%
No Over-boarded Directors	Average Director Age	Average Director Tenure	Independent Board Committee Members

Board Skills Matrix

The table below is a summary of the range of attributes and experiences that each Director brings to our Board. As it is a summary, it is not intended to be a complete description of all of the skills and attributes that each of our Board members possesses.

Additional information about each Director’s background, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director of the Company is provided under the heading “Director Biographies” beginning on page 35.

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Director Skill/Competency	Ms. Elizabeth K. Arnold	Mr. Milton C. Blackmore	Mr. David F. Landless	Mr. Robert I. Paller	Mr. Lawrence J. Padfield	Mr. Leslie J. Parrette	Ms. Claudia P. Poccia	Mr. Patrick S. Williams
Senior Leadership Experience Business and strategic management experience from service in a significant leadership position, such as CEO, CFO or other senior executive role.	•	•	•	•	•	•	•	•
Financial Literacy Directors with an advanced understanding of finance and accounting provide oversight of the preparation of financial statements and risk management.	•	•	•		•

Public Company Board Experience

Experience serving on the boards of other public companies, which provides an understanding of corporate governance practices and the dynamics and operation of a corporate board, management accountability and protecting stockholder interests.

	•		•	•	•		•	•
Chemical Industry Experience In-depth knowledge of our industry, operations, and competitive environment.	•	•	•		•		•	•
Corporate Governance Experience An understanding of corporate governance practices and the dynamics and operation of a corporate board, management accountability and protecting stockholder interests.	•	•	•	•	•	•	•	•
Manufacturing/Operations Experience Experience in an executive role responsible for the oversight of operations and the development of a business strategy.	•	•	•		•		•	•
Human Capital Management Experience Experience with compensation, attracting and retaining top talent, development and succession planning.	•	•			•		•	•

M&A Experience

Experience driving strategic direction and growth, including expertise in mergers and acquisitions, capital markets, dispositions, financing, private equity and other business development activities.

	•	•	•	•	•	•	•	•
Global Experience Global business experience, including an understanding of diverse business environments, economic conditions, and cultures and a broad perspective on global business opportunities.	•	•	•	•		•	•	•
Regulatory/Legal/Compliance Experience Experience interacting with governmental or regulatory entities and/or experience of legal/ compliance issues affecting publicly listed companies.	•	•	•	•	•	•	•	•
Board Composition
Age	58	75	63	88	67	61	63	58
Tenure (years)	2	13	7	14	11	1	4	14
Diversity	•					•	•

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Board Diversity Matrix

Board Diversity Matrix (As of January 31, 2023)
Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Director Biographies

The following is biographical and other information about our current Directors, including the nominees for election at the Annual Meeting.

Class I Directors

Ms. Claudia P. Poccia Age: 63 Director since July 1, 2019 Committees: Nominating and Corpoarate Governance Committee (Chair), Compensation Committee

Ms. Poccia has recently been appointed as CEO of Grace De Monaco, a wholly owned subsidiary of The Princess Grace Foundation-USA. Grace de Monaco is the first global luxury brand for good and all revenues from the sale of Grace de Monaco products support emerging artists in theater, dance, and film through The Princess Grace Awards program.  She continues to serve as CEO of DragonflySage, a strategic consultancy she founded to advise luxury lifestyle and beauty brands, since 2018, and has over 30 years’ experience in the beauty industry. Ms. Poccia also co-founded IdeavationLabs LLC, a beauty incubation platform company, where she served as CEO from 2020-2021. Previously, Ms. Poccia was the Chief Marketing Officer and Head of International Business Development of bareMinerals for Shiseido Americas Company, a beauty company, having previously served as President/CEO of Gurwitch Products from 2011 to 2015. Prior to that, Ms. Poccia was Global President, Beauty for Avon Products Inc. from 2009 to 2011, having joined them in 2005 as President for the U.S. beauty business. From 1994 to 2005,

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Ms. Poccia worked for Estee Lauder Companies Inc., in a number of senior executive and business roles including President of Stila Cosmetics and VP of Business Development for the Estee Lauder brand. Her early career included seven years at Avon Products Inc., where she held a number of roles in sales. Ms. Poccia has been Chairman of Luxie Holdings Inc., a beauty products company since May 2019, a Board member of Fashion Group International, a non-profit organization focusing on the fashion industry, since 2018 and is also a board member of Blue Mistral, LLC. Ms. Poccia is recognized as a leader in the beauty industry and was named one of the Top 50 Most Influential People in Beauty by Beauty Inc. She has been the recipient of several awards in the industry including the Cosmetic Executive Women Achiever Award and Women’s Wear Daily Beauty Biz Award for Innovative Marketer.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Public Company Board Experience	Chemical Industry Experience	Corporate Governance Experience	Manufacturing/ Operations Experience	Human Capital Management Experience	M&A Experience	Global Experience	Regulatory/ Legal/ Compliance Experience

Ms. Poccia has an in-depth knowledge of the international personal care industry, particularly the beauty sector and has held several senior positions during her career. She brings industry knowledge and marketing expertise to the Company.

For additional detail see our Board Skills Matrix on page 34.

Ms. Elizabeth K. Arnold Age: 58 Director since November 2, 2020 Committees: Audit Committee

Ms. Arnold has served as an independent Director of FreightCar America, Inc., a railroad freight car manufacturer, parts supplier and lessor, since 2019, and has served on its audit committee and nominating and corporate governance committee. From October 2014 to 2019, Ms. Arnold served as the Senior Vice President, Chief Financial Officer and Treasurer of Houghton International, a specialty chemical company with international operations. From October 2012 to April 2014, Ms. Arnold served as the Chief Financial Officer of Physiotherapy Associates. Prior to that, Ms. Arnold served as the Chief Financial Officer of Tyco Flow Control from April 2010 to September 2012, having previously served as the Vice President, Corporate Financial Planning & Analysis at Tyco Flow Control. Earlier in her career, Ms. Arnold served in numerous roles, including executive leadership positions, for General Electric, a global high-tech industrial company with products and services ranging from aircraft engines, power generation and oil and gas production to medical imaging.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Financial Literacy	Public Company Board Experience	Chemical Industry Experience	Corporate Governance Experience	Manufacturing/ Operations Experience	Human Capital Management Experience	M&A Experience	Global Experience	Regulatory/ Legal/ Compliance Experience

Ms. Arnold has an in-depth knowledge of the chemical industry and has held several senior management positions during her career. She brings industry knowledge and financial expertise to the Company.

For additional detail, see our Board Skills Matrix on page 34.

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Class II Directors

Mr. Milton C. Blackmore Age: 75 Director since June 1, 2010, Chairman of the Board Committees: Compensation Committee, Audit Committee

Mr. Blackmore serves as Non-Executive Chairman of the Company. Mr. Blackmore was most recently the Senior Vice President, Marketing and Product Supply for Sinclair Oil Corporation, one of the largest independent oil companies in the U.S. Sinclair recently merged with Holly Frontier of Dallas, TX, which is now known as HF Sinclair Corporation. Mr. Blackmore served on its board of directors until his retirement in 2009, having previously held a number of senior marketing roles within that company. He was also Chairman of Sinclair Marketing Inc., which is Sinclair Oil Corporation’s convenience store business. Before joining Sinclair in 1995, Mr. Blackmore was with Kerr-McGee Refining Corporation for twenty-six years, progressing through a variety of accounting, marketing and general management positions, ultimately serving as General Manager, Branded Marketing for three years. Mr. Blackmore has a Bachelor of Science degree in Business Administration from Panhandle State University in Oklahoma.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Financial Literacy	Chemical Industry Experience	Corporate Governance Experience	Manufacturing/ Operations Experience	Human Capital Management Experience	Global Experience	Regulatory/ Legal/ Compliance Experience

Mr. Blackmore has an in-depth knowledge of the chemical industry, particularly the oil sector and has held several senior positions during his career. He brings industry knowledge, financial and marketing expertise to the Company.

For additional detail, see our Board Skills Matrix on page 34.

Mr. Robert I. Paller Age: 88 Director since November 1, 2009 Committees: None

Mr. Paller has served on the board of numerous private companies and non-profit corporations for over forty years. He is currently a member of the Council of National Trustees for the National Jewish Medical and Research Center in Denver, Colorado. An attorney by profession, Mr. Paller has been with the law firm of Smith, Gambrell & Russell LLP for many years specializing in corporate law, particularly mergers and acquisitions, originally serving since 1965 as a partner and currently serving as “Of Counsel” to the firm. Mr. Paller has a Bachelor of Science degree in Business Administration from the University of North Carolina and an LLB degree from Emory University.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Public Company Board Experience	Corporate Governance Experience	M&A Experience	Global Experience	Regulatory/ Legal/ Compliance Experience

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Mr. Paller has a wealth of directorship experience, having served on various boards for over forty years. He also has many years of legal experience which assists the Board in their deliberations on many topics. He is a valuable resource to the Company, which operates in a highly regulated industry.

For additional detail, see our Board Skills Matrix on page 34.

Mr. Leslie J. Parrette Age: 61 Director since January 1, 2022 Committees: Nominating and Corporate Governance Committee

Mr. Parrette is currently the President of One Page Thinking, a data visualization company he founded in 2003. For more than 20 years, he has served as General Counsel and Chief Compliance Officer for several public companies in domestic and international markets across a variety of industries, including energy trading, electric and gas utilities, natural gas pipelines, aluminum manufacturing, and electrical product distribution. In 2005, he joined Novelis Inc., a subsidiary of Hindalco Industries Ltd., an aluminum rolling and recycling company serving as Senior Vice President, General Counsel, Compliance Officer, and Corporate Secretary until 2020. Prior to this, in 2000, Mr. Parrette joined Aquila, Inc., an international electricity and natural gas utility company, as Senior Vice President, General Counsel, and Secretary. In 1992, he joined Blackwell Sanders, LLP as a Senior Partner and Chair of the law firm’s International Committee. He is a member of Nominating and Corporate Governance Committee. Mr. Parrette has a Bachelor of Arts degree in Sociology from Harvard College and a J.D. degree from Harvard Law School.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Corporate Governance Experience	M&A Experience	Global Experience	Regulatory/ Legal/ Compliance Experience

Mr. Parrette brings significant legal, compliance and governance expertise to the Board, which is invaluable in a heavily regulated industry in which the Company operates.

For additional detail, see our Board Skills Matrix on page 34.

Class III Directors

Mr. David F. Landless Age: 63 Director since January 1, 2016 Committees: Audit Committee (Chair), Nominating and Corporate Governance Committee

Mr. Landless was the Group Finance Director for Bodycote plc, a U.K. listed company, which provides thermal processing services globally for a wide range of industries including aerospace, automotive, oil and gas and construction, for 17 years until December 2016. From March 2013 to June 2022, he was a Non-Executive Director for Luxfer Holdings plc; a NYSE listed global materials technology company, and was their Audit Committee Chair until May 2019, when he was appointed Chairman of the Board, which role he relinquished in March 2022 In January 2017, he was appointed a Non-Executive Director of Renold plc, a U.K. listed global manufacturer of specialist industrial chain and machinery

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transmissions and also was a member of and chaired their Audit Committee until August 2021, from which date he became Chairman of the Board. He is also a Non-Executive Director of Ausurus Group Ltd the holding company of European Metal Recycling (EMR), a large private scrap metal recycling company and was appointed to this role in June 2017. Mr. Landless’ early career includes fourteen years with Courtaulds plc, where he held a number of finance roles, ultimately serving as the Finance Director of Courtaulds Coatings (Holdings) Limited from 1997 to 1999. Mr. Landless is a Chartered Management Accountant and has a Bachelor of Science degree in Management Sciences from the University of Manchester Institute of Science and Technology in the U.K.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Financial Literacy	Public Company Board Experience	Chemical Industry Experience	Corporate Governance Experience	Manufacturing/ Operations Experience	M&A Experience	Global Experience	Regulatory/ Legal/ Compliance Experience

Mr. Landless brings significant financial expertise and knowledge of financial reporting with his wealth of experience as a Finance Director and as a Non-Executive Director during his career to date. Mr. Landless also has substantial international experience in the chemicals, paint and engineering sectors.

For additional detail, see our Board Skills Matrix on page 34.

Mr. Lawrence J. Padfield Age: 67 Director since December 1, 2012 Committees: Compensation Committee (Chair)

Mr. Padfield has recently retired as a principal and Executive Vice President of Blackline Partners LLC, a closely held private equity and midstream logistics and terminal development company, where he served from 2014 to 2019. He continues to hold the position as the Board Chairman of CAP Technologies, a private U.S. company that has developed and markets a ground-breaking technology for cleaning and coating wire, rebar and plate steel, a position he has held since 2011. Prior to forming Blackline Partners, Mr. Padfield was a founding partner and Vice President of U.S. Development Group LLC, an industry leading biofuel and crude oil terminal development company. Mr. Padfield’s early career includes eighteen years at Shell Oil Company where he held a number of roles in marketing, engineering and product supply, ultimately serving as the Business Development and Acquisitions Manager for their terminal and pipeline business. Mr. Padfield has a degree in Civil Engineering from the University of Missouri.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Financial Literacy	Public Company Board Experience	Chemical Industry Experience	Corporate Governance Experience	Manufacturing/ Operations Experience	Human Capital Management Experience	M&A Experience	Regulatory/ Legal/ Compliance Experience

Mr. Padfield has almost thirty years’ experience in the oil and gas logistics industry, commercial marketing and business development, and his wealth of knowledge in this sector is a valuable resource to the Company.

For additional detail, see our Board Skills Matrix on page 34.

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Mr. Patrick S. Williams Age: 58 Director since May 11, 2009 Committees: None

Mr. Williams has served as President and Chief Executive Officer of the Company since his appointment to this position on April 2, 2009 and as a Director of the Company since May 11, 2009. Prior to holding this position, Mr. Williams was Executive Vice President and President, Fuel Specialties of the Company from 2005 to 2009 and in addition assumed responsibility for the global Performance Chemicals business in 2008. He held a number of senior management and sales leadership positions in Innospec Fuel Specialties LLC, including acting as the Chief Executive Officer of this business from 2004 to 2009. Before joining the predecessor company of Innospec Fuel Specialties LLC, Starreon Corporation, in 1993, Mr. Williams established a number of businesses and currently holds equity positions in a small exploration and oil production company and a real estate business. Since February 2020, Mr. Williams has served as a Non-Executive Director of AdvanSix Inc., and as a member of its Compensation and Leadership Development Committee and Health, Safety, Environmental and Sustainability Committee.

Key Attributes, Experience and Skills:

Senior Leadership Experience	Public Company Board Experience	Chemical Industry Experience	Corporate Governance Experience	Manufacturing/ Operations Experience	Human Capital Management Experience	M&A Experience	Global Experience	Regulatory/ Legal/ Compliance Experience

As the only management representative on the Board, Mr. Williams provides an insider’s perspective in Board discussions about the business and strategic direction of the Company. Mr. Williams has particular experience in the Fuel Specialties, Performance Chemicals and Oilfield Specialties businesses, and brings a wealth of knowledge to the Company.

For additional detail, see our Board Skills Matrix on page 34.

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DIRECTOR COMPENSATION

Elements of Director Compensation:

In 2022, the non-employee director’s compensation was generally a flat annual fee based on the following arrangement:

Annual Retainer:

•An annual retainer of $175,000, paid quarterly, to the Chairman of the Board.

•An annual retainer of $90,000, paid quarterly, for all other NEDs.

Additional Annual Retainers for Board Committee duties as follows:

•An additional annual retainer of $14,000, paid quarterly, for the Chair of the Compensation Committee.

•An additional annual retainer of $20,000, paid quarterly, for the Chair of the Audit Committee.

•An additional annual retainer of $11,000, paid quarterly, for the Chair of the Nominating and Corporate Governance Committee.

•An additional annual retainer of $5,000, paid quarterly, to the members of the Audit Committee.

•No additional daily fees for attendance at Board or Committee meetings or calls, except as provided below.

In addition to the compensation arrangements described above:

•NEDs may receive an additional daily fee of $2,000 for additional days provided at the specific request of the CEO.

•Each NED is entitled to reimbursement for any reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its Committees and related activities.

Annual Equity grant:

•Each NED also receives an annual grant of equity under the Innospec Inc. Long-Term Incentive Omnibus Plan (the “Omnibus Plan”) in February of each year, equal to $97,500, based on the closing stock price for Company stock on the date prior to grant (two-thirds of such awards to be full value equity awards to be granted at zero cost, one-third to be options granted with an exercise price equal to market price). Full value awards vest after three years. Options become exercisable normally after three years, with all options vesting at the end of this period. All options have a ten-year term.

•The value of the full value awards for the Directors included in the “Director Compensation” table, under the column headed “Stock Awards”; the table discloses the grant date fair value of full value awards made under the Omnibus Plan. The value of the full value awards is determined using the number of stock awarded and the grant date fair value for each stock awarded are calculated using the Black-Scholes model, with reference to the underlying stock price, volatility of the Company’s stock price, risk free rate and expected dividend yield. For full value awards with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 18 of the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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•The value of the option awards for the Directors included in the “Director Compensation for fiscal 2022” table, under the column headed “Option Awards”, discloses the grant date fair value of options awarded under the Omnibus Plan. The value of the option awards is determined using the number of options awarded and the grant date fair value for each option made in the year. The grant date fair values on Company stock options are calculated in the same way as the full value awards described above.

Director Stock Ownership Guidelines

The Compensation Committee has determined that there should be a minimum stockholding requirement for the NEDs. All NEDs are required to acquire and hold stock valued at the equivalent of two times their annual retainer. These stock ownership levels must be reached within five years of appointment. At the end of 2022, the stockholding for all the NEDs, except Ms. Poccia, Ms. Arnold and Mr. Parrette, was greater than 200% of the annual retainer. Ms. Poccia has one more year to reach the required level, Ms. Arnold has three more years, and Mr. Parrette has four.

DIRECTOR COMPENSATION FOR FISCAL 2022

Name	Fees Earned or Paid in Cash $	Stock Awards $	Option Awards $	Total $
Ms. Elizabeth K. Arnold	95,000	62,762	10,755	168,517
Mr. Milton C. Blackmore	180,000	62,762	10,755	253,517
Mr. David F. Landless	110,000	62,762	10,755	183,517
Mr. Lawrence J. Padfield	104,000	62,762	10,755	177,517
Mr. Robert I. Paller	90,000	62,762	10,755	163,517
Mr. Leslie J. Parrette	98,000*	160,642	11,629	270,271
Ms. Claudia P. Poccia	101,000	62,762	10,755	174,517

*This amount includes $8,000 in fees for new Director orientation, based on days spent.

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The number of unexercised options and unvested full value equity awards outstanding as of February 15, 2023 for each NED is detailed in the table below:

Name	Number of Options	Number of Stock Awards	Grant Price $	Date of Grant
Ms. Elizabeth K. Arnold	326		99.68	02.21.22
		652	0.00	02.21.22
		1,000	0.00	02.21.22
		600	0.00	02.21.22
	300		99.97	05.06.21
Mr. Milton C. Blackmore	326		99.68	02.21.22
		652	0.00	02.21.22
		601	0.00	02.22.21
			99.85	02.22.21
	300	627	0.00	02.24.20
	313		95.70	02.24.20
	370		81.07	02.25.19
		740	0.00	02.25.19
	880		68.20	02.20.18
	850		70.60	02.21.17
	1,030		44.18	02.22.16
	1,035		43.95	02.23.15
Mr. David F. Landless	326		99.68	02.21.22
		652	0.00	02.21.22
		601	0.00	02.22.21
	300		99.85	02.22.21
	313	627	0.00	02.24.20
			95.70	02.24.20
	370		81.07	02.25.19
Mr. Lawrence J. Padfield	326		99.68	02.21.22
		652	0.00	02.21.22
		601	0.00	02.22.21
	300		99.85	02.22.21
		627	0.00	02.24.20
	313		95.70	02.24.20
	370		81.07	02.25.19

	880		68.20	02.20.18
	850		70.60	02.21.17
	1,030		44.18	02.22.16
	1,035		43.95	02.23.15
	977		46.03	02.14.14
	1,108		40.58	05.15.13

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Name	Number of Options	Number of Stock Awards	Grant Price $	Date of Grant
Mr. Robert I. Paller	326		99.68	02.21.22
		652	0.00	02.21.22
		601	0.00	02.22.21
	300		99.85	02.22.21
		627	0.00	02.24.20
	313		95.07	02.24.20
	370		81.07	02.25.19

	880		68.20	02.20.18
	850		70.60	02.21.17
	1,030		44.18	02.22.16
	1,035		43.95	02.23.15
	977		46.03	02.14.14
Mr. Leslie J. Parrette	325		99.94	05.06.22
		1,000	0.00	05.06.22
		651	0.00	05.06.22
Ms. Claudia P. Poccia	326		99.68	02.21.22
		652	0.00	02.21.22
		601	0.00	02.22.21
	300		99.85	02.22.21
	424		70.74	05.20.20
		848	0.00	05.20.20
		1,000	0.00	05.20.20

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WHO OWNS OUR STOCK? INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

The table “Stock Ownership of Directors and Executive Officers” sets out information with regard to the Directors of the Company, our Executive Officers who are named in the “Summary Compensation Table” which appears later in this Proxy Statement (“Named Executive Officers” or “NEOs”), and all current Directors and Executive Officers of the Company as a group.

The table “Beneficial Owners at Fiscal Year-End 2022” sets out certain information with respect to the beneficial ownership of the Company’s Common Stock as of December 31, 2022 by holders of more than 5% of the Company’s outstanding Common Stock.

As of December 31, 2022, excluding treasury stock, there were 24,765,534 shares of Common Stock outstanding. To the knowledge of the Company, each stockholder listed in the tables below has sole voting and investment power with respect to the stock indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Company’s corporate address.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AS OF
FEBRUARY 15, 2023

The following table sets out the amount of our Common Stock beneficially owned by each of the Directors, the CEO, the CFO and the other NEOs of the Company:

Name		Shares Owned Directly or Indirectly	Shares Underlying Options Exercisable within 60 Days	Total	Percent of Class
Ms. Elizabeth K. Arnold		0	0	0	*
Mr. Corbin Barnes		0	0	0	*
Mr. Milton C. Blackmore	(1)	7,000	5,105	12,105	*
Dr. Philip J. Boon		17,317	9,973	27,290	*
Mr. Ian C. Cleminson		20,997	9,932	30,929	*
Mr. David F. Landless		3,105	1,310	4,415	*
Mr. Trey Griffin		0	0	0	*
Dr. Ian M. McRobbie		35,979	0	35,979	*
Mr. Lawrence J. Padfield		4,220	7,190	11,410	*
Mr. Robert I. Paller		10,557	6,082	16,639	*
Mr. Leslie J. Parrette		0	0	0	*
Ms. Claudia P. Poccia		0	0	0	*
David B. Jones		1,530	7,899	9,429	*
Mr. Patrick S. Williams		156,044	69,643	225,687	*
Directors and Executive Officers as a group (14 persons)		256,749	117,134	373,883	1.35

Footnotes to “Stock Ownership” table:

(*)Less than 1%

(1)In the case of Mr. Blackmore this figure includes shares held by ‘The Milton & Janet Blackmore Trust’

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BENEFICIAL OWNERS AT FISCAL YEAR END 2022 (INFORMATION AS REPORTED
IN SCHEDULE 13G AS OF DECEMBER 31, 2022)

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York NY 10055	(1)	3,963,193	16.0%
The Vanguard Group 100 Vanguard Boulevard Malvern Pennsylvania PA 19355	(2)	2,889,993	11.67%
Allspring Global Investments Holdings, LLC 525 Market Street 10th Fl San Francisco CA 94105	(3)	2,444,852	9.87%
Wasatch Advisors LP 505 Wakara Way Salt Lake City UT 84108	(4)	1,772,647	7.20%

Based on a review of filings with the SEC, the Company is unaware of other holders of more than 5% of the outstanding shares of Innospec Inc. Common Stock.

Notes:

(1)According to a Schedule 13G/A dated January 26, 2023, BlackRock, Inc. has sole voting power over 3,918,744 shares and sole dispositive power over 3,963,193 shares.

(2)According to a Schedule 13G/A dated February 9, 2023, The Vanguard Group has shared voting power over 38,2056 shares, sole dispositive power over 2,827,508 shares, shared dispositive power over 62,485 shares and beneficially holds 2,889,993 shares.

(3)According to a Schedule 13G/A dated January 13, 2023 and filed jointly on behalf of Allspring Global Investments Holdings, LLC, Allspring Global Investments, LLC and Allspring Funds Management, LLC, Allspring Global Investments Holdings, LLC has sole voting power over 2,289,524 shares, sole dispositive power over 2,444,852 shares, and beneficially held shares of 2,444,852. Allspring Global Investments, LLC has sole voting power over 499,525 shares, sole dispositive power over 2,441,320 shares and beneficially owns 2,441,320 shares and Allspring Funds Management, LLC has sole voting power over 1,789,5244 shares, sole dispositive power over 3,532 shares, and beneficially owns 1,793,531 shares.

(4)According to a Schedule 13G/A dated February 8, 2023, Wasatch Advisors LP has sole voting power over 1,772,647 shares and sole dispositive power over 1,772,647 shares.

Delinquent Section 16(a) Reports

Based solely upon a review of the copies of Section 16(a) forms furnished to the Company, we believe that each of the Company’s officers, Directors and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2022.

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Equity Compensation Plans

The following table summarizes information, as of December 31, 2022, relating to our current equity compensation plans approved by security holders, pursuant to which grants of options, full value options, restricted stock, restricted stock units or other rights to acquire stock have been granted from time to time under the Company Stock Option Plan (“CSOP”), Performance Related Stock Option Plan (“PRSOP”), Non-Executive Directors Stock Option Plan (“NEDSOP”) and Omnibus Plan.

The CSOP, PRSOP and the NEDSOP expired in May 2018 and no further options were granted under these plans after that date, although outstanding options granted under such plans remain exercisable until their respective expiration dates. Options and full value awards were granted under the Omnibus Plan. This plan provides for options exercisable for Common Stock and performance shares as well as cash incentive awards, which are payable in cash based on stock price.

We do not have any equity compensation plans that have not been approved by stockholders. Additional information about the CSOP, PRSOP and Omnibus Plan can be found in the Compensation Discussion and Analysis section of this Proxy Statement.

Plan Category	Number of securities to be issued upon exercise for of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	292,722	$13.622	652,044
Equity compensation plans not approved by stockholders	—	—	—
Total	292,722	$13.622	652,044

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PROPOSAL 2 – ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 2 on the Proxy Card)

Section 14A of the Exchange Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers (“NEOs”), as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 of this proxy statement.

The Board recommends “EVERY 1 YEAR” for the approval, on an advisory basis, of the frequency for conducting the advisory on executive compensation.

In accordance with Section 14A of the Exchange Act, we are therefore offering to our stockholders a non-binding, advisory vote on the frequency of executive compensation approval. By voting on this Proposal 2, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two, or three years.

The advisory vote by the stockholders on frequency is distinct from the advisory vote on the compensation of our NEOs. This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our stockholders and, in this regard, we are soliciting your advice on the following resolution:

“RESOLVED, that the compensation of our Named Executive Officers be submitted to shareholders for an advisory vote every:

1) one year;

2) two years; or

3) three years.”

You may vote for one of these three alternatives or you may abstain from making a choice.

After careful consideration of this Proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate for Innospec and therefore the Board recommends that you vote for a one year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation would allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement and would be the most effective timescale for the Corporation to understand and respond to stockholder feedback.

We understand that our stockholders may have different views as to what is the best approach for the Corporation, and we look forward to hearing from our stockholders on this Proposal. As an advisory vote, this proposal is not binding upon the Corporation. However, the Board of Directors will consider that the stockholders have approved the frequency of the vote on executive compensation on an advisory basis that receives the highest number of votes cast in person or by proxy. The Board values the opinions that stockholders express through their votes and will consider the outcome of the vote when deciding how frequently the Corporation will conduct its advisory vote on executive compensation, although the Board may decide that it is in the best interests of our stockholders and Innospec to hold an advisory vote on executive compensation on a different frequency than the option that receives the most votes from our stockholders.

The Board recommends a vote for the option of every “1 YEAR” as the frequency with which its stockholders are provided an advisory vote on executive compensation as described in this Proxy Statement.

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PROPOSAL 3 – ADVISORY APPROVAL OF INNOSPEC INC.’S EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in this Proxy Statement including the Compensation Discussion and Analysis, the Compensation Tables and related material, in accordance with the compensation disclosure rules of the SEC. In accordance with Section 14A of the Exchange Act, we are offering to our stockholders a non-binding, advisory vote on 2022 compensation for the Named Executive Officers, including the compensation of our CEO.

Innospec’s goal for its executive compensation program is to attract, motivate and retain a talented, highly qualified team of executives who will provide leadership for our success in the competitive global markets we operate in. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. We believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders as it is competitive with the market, includes both short and long-term awards and is performance based, providing a strong link between executive compensation and the performance of the Company.

The Compensation Committee continually reviews the compensation programs for our NEOs to confirm that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. The Compensation Discussion and Analysis beginning on page 55 of this Proxy Statement describes the Company’s executive compensation program in more detail.

The Board recommends you vote “FOR” the advisory resolution approving Named Executive Officer Compensation.

We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We are asking our stockholders to indicate their support for our NEO compensation as described in the Compensation Discussion and Analysis section and the compensation tables and related narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual General Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this Proxy Statement is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Board will consider that the stockholders have approved executive compensation on an advisory basis if this proposal receives the affirmative vote of a majority of the votes present or represented by proxy. The Compensation Committee values the opinions that stockholders express through their votes and will consider the outcome of the vote when making future compensation decisions.

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PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 4 on the Proxy Card)

The Board is seeking ratification of the appointment of PwC at the Annual Meeting in respect of the 2023 fiscal year.

The Audit Committee has appointed the accounting firm PwC to serve as the Company’s independent registered public accounting firm with respect to the 2023 fiscal year, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2023 and to perform other appropriate audit related services. PwC has served as the Company’s Independent registered public accounting firm since May 24, 2019.

The Board recommends you vote “FOR” the ratification of PwC as our independent accounting firm for 2023.

Although current law, rules and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain and supervise the Company’s independent registered public accounting firm, the Board considers the selection of such firm to be an important matter of stockholder concern and is submitting the selection of PwC for ratification by stockholders as a matter of good corporate practice.

In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of PwC is expected to be available by telephone at the Annual Meeting. The available representative will have the opportunity to respond to questions and to make a statement if such representative desires to do so.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to the Company by PwC and other global PwC member firms for the fiscal years 2022 and 2021 were:

Fee Type		Fiscal 2022 $’000	Fiscal 2021 $’000
Audit	PwC	2,631	2,871

Audit Related	PwC	—	—

Tax	PwC	—	—

Other	PwC	25	26

Total		2,656	2,897

Note 1:The aggregate fees included in Audit fees are fees billed for the fiscal years for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, and review of documents filed with the SEC. The aggregate fees included in each of the other categories are fees billed in the respective fiscal years.

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Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to the Audit Committee Chairman, provided all such delegated pre-approval decisions are reported to the Audit Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services, which are detailed as to type of service, is granted by the Audit Committee at each quarterly meeting. The Audit Committee subsequently reviews fees that are paid for such pre-approved services. Specific pre-approval is required for all other services that are requested of our independent registered public accounting firm. These requests are reviewed quarterly, and the status of all such requests and services is reviewed with the Audit Committee.

In fiscal years 2022 and 2021, the Company did not make any payments to its independent registered public accounting firm for which the de minimis exception was used.

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AUDIT COMMITTEE REPORT

The Board has adopted a written Audit Committee Charter. As part of fulfilling its responsibilities, the Audit Committee:

1.held meetings with the Company’s Business Assurance function and the independent registered public accounting firm, both in the presence of management and privately to discuss the overall scope and plans for the respective audits, the results of the audits, the evaluations of the Company’s internal controls and the overall quality of the Company’s final reports;

2.reviewed and discussed the audited consolidated financial statements for fiscal year 2022 with management and the independent registered public accounting firm;

3.discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

4.received the written disclosure and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board Rule regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed that firm’s independence with representatives of that firm. The Audit Committee has also considered whether PwC’s provision of non-audit services to the Company is compatible with its independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed with the SEC.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The foregoing report has been approved by all members of the Audit Committee.

DAVID F. LANDLESS, Chair
MILTON C. BLACKMORE
ELIZABETH K. ARNOLD

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Dr. Philip J. Boon
Age: 63
Executive Officer since June 1, 2009

Dr. Boon was appointed as Chief Operating Officer effective November 2015. In this role, Dr. Boon has direct responsibility for the global Fuel Specialties business as well as an overseeing role with our global Performance Chemicals and Oilfield Specialties businesses and has a key role in the strategic development of Innospec. Prior to this appointment, Dr. Boon was the Executive Vice President, Business Operations from June 2009 and was responsible for all our businesses in Europe, Middle East and Africa (EMEA). Dr. Boon joined the Company in 1997 and has held various senior management positions covering most operational aspects of the business. He has over 30 years international experience in the specialty chemicals industry and previously held positions with Ciba Geigy and FMC in the U.S. and Europe. He has a PhD in Chemistry from Leicester University.

Mr. Ian P. Cleminson
Age: 57
Executive Officer since July 3, 2006

Mr. Cleminson serves as Executive Vice President and CFO to the Company, having joined it in February 2002. Prior to this appointment, Mr. Cleminson was Financial Controller for the Fuel Specialties and Performance Chemicals business units within the Company. He joined the Company from BASF plc. where, between 1999 and 2002, he served as Financial Controller of their Superabsorbents division. Previously, he worked as an accountant in private practice since 1989.

In May 2022, Mr. Cleminson was appointed as a Non-Executive Director to the Board of Surface Transforms plc, which is a UK listed manufacturer of carbon ceramic brake discs. He chairs their Audit Committee and is a member of their Renumeration Committee.

Mr. Trey Griffin
Age: 57
Executive Officer since May 1, 2021

Mr. Griffin joined the Company in January 2005 and was appointed to the role of Senior Vice President, Human Resources in May 2021. Prior to this, he spent 4 years as Vice President, Human Resources for the Americas, having previously been Vice President, Operations for the Fuel Specialties business in the Americas. Before joining Innospec, he spent 15 years with Hewlett-Packard and Agilent Technologies working in a range of marketing and sales management roles. Mr. Griffin has a Bachelor of Science in Electrical Engineering from Colorado State University.

Dr. Ian McRobbie
Age: 74
Executive Officer since May 7, 2002

Dr. McRobbie serves as Senior Vice President and Chief Technology Officer of the Company, having joined it in January 2002. Between 1989 and 2002, he was Technical Director of A H Marks and Company Limited, a privately owned U.K. chemical company operating in agrochemical and specialty chemical markets. Prior to this, he worked in senior research and manufacturing roles for Seal Sands Chemical Co. Limited (a wholly owned subsidiary of the Hexcel Corporation based in California) and BTP plc. (now part of Clariant).

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Mr. Corbin Barnes
Age: 50
Executive Officer since May 1, 2021

Mr. Barnes serves as Senior Vice President, Corporate Development and Investor Relations, having been Vice President, Corporate Development and Investor Relations since June 2020. Prior to this, he spent six years as Financial Controller of the Oilfield Services division. Before joining Innospec, Mr. Barnes was CFO of Independence Oilfield Chemicals, which was acquired by Innospec in 2014. Prior to that, he served in a number of senior management and financial roles in the energy and industrial sectors in the United States and Latin America. He has a Master of Science degree in Mechanical Engineering from Vanderbilt University.

Mr. David B. Jones
Age: 54
Executive Officer since March 1, 2018

Mr. Jones serves as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, having joined the Company on March 1, 2018. Before joining the Company, Mr. Jones served as Vice President, Deputy General Counsel of West Corporation, and Chief Counsel of Lennox International, and prior to that he was a Partner with DLA Piper LLP. Mr. Jones is a Certified Public Accountant and was in private practice with Ernst & Young and PricewaterhouseCoopers prior to commencement of his legal career.

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COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) is designed to explain the Company’s executive compensation philosophy and programs and describes the material elements of compensation for 2022 for the NEOs listed in the “Summary Compensation Table”. The tables following the CD&A contain specific information on the compensation awarded to or earned by the NEOs in 2022.

This CD&A is organized into the following sections:

Section	Description
Executive Summary	Key results in the year, highlights of our executive pay programs and compensation philosophy, practices and elements
Say-on-Pay	Our Say-on-Pay results for 2022, compensation program oversight and advisory roles and the relevant market used for comparison of our programs
Elements of Pay

Elements of pay and description of how our incentive compensation programs are designed to reward increases in stockholder value, company performance against financial targets and executive performance against personal objectives

Other Pay Programs and Policies	Information on other aspects of our compensation programs

Executive Summary

2022 Results

Despite global supply chain problems and other significant headwinds in the wake of COVID-19, business conditions improved over last year. Thanks to the strength of our balanced product portfolio and the geographic spread of our core markets, the Company delivered an outstanding set of financial results in the year as sales grew and profits increased over 2021. Due to allocating a considerably higher capital expenditure budget in the year as part of our organic growth strategy, the corporate cash flow target for 2022 was set lower than in 2021 while the corporate operating income target was set much higher than in 2021. Nonetheless, the Company exceeded performance against both operating income and cash flow targets in the year. When combined with management’s focus on growth and cash generation, the Company was able to increase its shareholder dividend for 2022, maintain zero external bank debt and enter 2023 with a $147.1 million net cash position. We exited the year with what we believe is a strong company balance sheet. In addition to excellent financial results delivered by our Performance Chemicals division, both our Fuel Specialties and Oilfield Services divisions also exceeded their respective financial targets for the year.

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Corporate Free Cash Flow Ended year with net cash position of $147.1 million and maintained zero external bank debt	Stockholder Dividend Increased dividend payment by 10% versus 2021, to $1.28 in 2022, an increase from $1.16 in 2021 and $1.04 in 2020

Performance Chemicals
 Full year revenues up 22% over 2021 to $639.7 million and operating income up 34% over 2021 to $95.3 million with additional production capacity from $70 million expansion program

Fuel Specialties Full year revenues up 18% over 2021 to $730.2 million and double-digit operating income growth over 2021 with demand for jet fuel expected to recover once inflation normalizes	Oilfield Services Full year revenues up 75% over 2021 to $593.8 million and operating income quadrupling relative to 2021 with strong orders for production chemicals	New Product Introduction Products launched in the last 5 years have accounted for 38% of total sales in 2022

Personal Care Industry-leading personal care technologies continues to drive profitable growth

Balanced Product Portfolio
All businesses made a positive contribution to outstanding results in the year illustrating the benefits of having a balanced product portfolio which spans different markets and geographic regions

Strong Safety Record
Delivered a Lost Time Accident Frequency Rate (“LTAFR”) that was better than the Chemical Industries Association (“CIA”) average, with no very serious, work-related injury accidents to employees or third parties in year

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Compensation Philosophy

The compensation philosophy of the Company is to link executive compensation to continuous improvement in corporate performance and increases in stockholder value, while at the same time allowing the Company to attract and retain the executive talent required to successfully manage our business. The overall compensation program is designed to motivate our employees to achieve business objectives and maximize their long-term commitment to our success. In determining compensation for the CEO and NEOs, we primarily reference market median and consider other factors including individual experience and expertise, individual performance, internal pay equity and contribution to the Company. Refer to the “Competitive Market” section of the CD&A for a more detailed description of the relevant market data used for the CEO and other NEO salary comparisons.

NEOs for 2022
Mr. Patrick S. Williams President and Chief Executive Officer
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer
Dr. Philip J. Boon Executive Vice President and Chief Operating Officer
Dr. Ian M. McRobbie Senior Vice President and Chief Technology Officer
Mr. David B. Jones Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

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Basic Compensation Practices

Our executive compensation program engages certain pay practices to accomplish our overall objectives while avoiding other, more problematic or controversial practices.

What We Do
✔Pay for performance	✔Target executive pay around relevant market data, while also considering tenure, experience and other factors
✔Emphasize long-term performance	✔Maintain minimum stock ownership guidelines
✔Design compensation package with mix of operational and market-based metrics	✔Engage independent advisors for Compensation Committee
✔Have clawback provisions in certain performance awards
What We Don’t Do
✖Allow directors and executive officers to hedge or pledge Company securities	✖Pay dividends on unvested performance shares or units
✖Pay tax gross ups to our NEOs	✖Pay above market interest on deferred compensation
✖Allow option repricing without stockholder approval

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Compensation Elements and Performance Metrics

The Compensation Committee seeks to achieve an appropriate balance between fixed and variable compensation elements to link a significant proportion of compensation to performance. The elements are designed to provide incentive for our NEOs to achieve goals that are important to the Company’s success. No element of compensation is driven exclusively by tax, accounting or regulatory considerations. Further information on each of the key components of compensation is given in the Elements of Pay section below.

Compensation Element	Performance Metrics for 2022	Rationale
Base Salary		Fixed component of pay based on specific position salary ranges determined by job responsibilities and performance, and reference to Comparator Group data
Management Incentive Compensation Plan (MICP - annual cash incentive)	•Corporate/Business performance (Operating Income, Cash Flow) •Represents 80% of target bonus	Rewards operational performance and profitability
	•Performance against personal objectives •Represents 20% of target bonus	Rewards achievement of personal objectives relative to current economic and business challenges
Market Value Stock Option Awards (Long-term equity)		Directly aligns with value delivered to stockholders as such options only have value if stock price increases over long period of time
Full Value Stock Awards (Long- term, performance-based equity)	•Relative Total Shareholder Return (“TSR”) performance vs Russell 2000 index •Revenue growth •Earnings per share growth	Full vesting requires delivery of long-term financial and relative TSR performance
Market Value Cash Incentive Awards (Long-term and payable in cash)		Cash-based award that directly aligns with value delivered to stockholders as such awards only have value if stock price increases over long period of time
Full Value Cash Incentive Awards (Long-term, performance-based and payable in cash)	•Relative TSR performance vs Russell 2000 index •Revenue growth •Earnings per share growth	Full vesting requires delivery of long-term financial and relative TSR performance

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Balance of Fixed and Variable Compensation

For Executive Officers, the target is at least 50% of total compensation is delivered through variable pay with a mix of long-term and short-term incentives and cash and equity compensation. In 2022 over 50% of overall compensation for the CEO and other NEOs was delivered through variable compensation.

CEO Compensation Mix at Target
23%
17%
60%
Base Salary (Fixed)
Short-term incentive (variable)
Long-term incentive (variable)

CEO Compensation Mix at Max
15%
27%
58%
Base Salary (Fixed)
Short-term incentive (variable)
Long-term incentive (variable)

Other NEOs Compensation Mix at Target
40%
40%
20%
Base Salary (Fixed)
Short-term incentive (variable)
Long-term incentive (variable)

Other NEOs Compensation Mix at Max
26%
44%
30%
Base Salary (Fixed)
Short-term incentive (variable)
Long-term incentive (variable)

Details of our pay programs in 2022, including say-on-pay results, elements of pay and other pay programs are detailed in the following sections of the CD&A.

Say-on-Pay

2022 Results

At the 2022 Annual Meeting of Stockholders, the Company conducted a non-binding advisory vote on its executive compensation. At that meeting, approximately 97% of the stock present and entitled to vote on the proposal voted to “Approve” executive compensation. The Compensation Committee noted the high level of stockholder support when reviewing its executive compensation programs and made no changes or modifications to the programs as a direct consequence of this vote. The Compensation Committee considers the outcome of the vote, the interaction of our compensation programs with our business objectives, input from the independent compensation consultant and executive market data when reviewing its executive compensation programs. Each of these factors is evaluated

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by the Compensation Committee in the exercise of its fiduciary duty to act in the best interests of the Company. As part of its regular review process regarding executive compensation, the Compensation Committee considered each of these factors and any modifications to its NEO compensation process are discussed herein.

Role of the Compensation Committee

The Compensation Committee of the Board oversees the Company’s compensation programs and practices for NEOs and other key Executive Officers and Directors. The Compensation Committee reviews and approves compensation for our NEOs, including salary, incentive programs, stock-based awards and compensation, retirement plans, perquisites and supplemental benefits, employment agreements, severance arrangements, change in control arrangements and other executive compensation matters.

The Compensation Committee reviews and approves the compensation structure for our NEDs at least bi-annually, including retainers, fees, stock-based awards and other compensation and expense items. This review is discussed under the “Director Compensation” section of this Proxy Statement.

The processes and procedures for the Compensation Committee oversight of compensation programs are discussed in the “Corporate Governance” section of this Proxy Statement.

Role of the Compensation Consultant

In 2022, advice to the Compensation Committee was provided by Exequity, an independent compensation consultancy firm, that has significant experience in executive compensation. Exequity was retained by the Compensation Committee and has met with the Compensation Committee at least once and provided advice at other times during the year as the Compensation Committee deemed appropriate. Any other work undertaken by the compensation consultant for the Company must be approved by the Compensation Committee. In 2022, Exequity did not perform any additional work for the Company. The Compensation Committee has assessed the independence of Exequity and has determined that the firm does not have any conflict of interest with respect to the Company.

Role of the Chief Executive Officer and Other Executive Officers

Each year, the CEO, at the request of the Compensation Committee, provides his assessment of the performance of the other Executive Officers, including their achievement of individual objectives and contribution to the overall business performance. He then recommends adjustments to base salary and other elements of compensation, if appropriate.

The Compensation Committee then reviews all elements of compensation for the NEOs, considering the recommendations of the CEO, as well as market data and information from the Senior Vice President, Human Resources (“SVP, HR”). The Compensation Committee also reviews all elements of compensation for the CEO and evaluates the CEO’s performance in the achievement of those goals, taking into account the Chair of the Compensation Committee’s review and assessment of the performance of the CEO, overall business performance and results, competitive market data and other relevant information provided by the SVP, HR. The CEO attends Compensation Committee meetings by invitation but does not attend the portion of any Compensation Committee meetings when his compensation is being determined.

The Compensation Committee makes decisions relating to the compensation of the NEOs, including the CEO, which it recommends to the full Board for approval.

The SVP, HR assists the Compensation Committee by, serving as the Compensation Committee’s secretary and providing information on compensation as requested by the Compensation Committee.

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Competitive Market

The Compensation Committee reviews nationally recognized compensation survey data provided by Willis Towers Watson to compare the Company’s compensation practices with the external market. For the NEOs based in the U.S., Willis Towers Watson U.S. data for similar sized roles in organizations with over $1 billion revenue was used. These are standard Willis Towers Watson data sets and were not customized prior to use. In addition, the Compensation Committee also uses a Chemical Industry Comparator Group (“Comparator Group”) as an additional reference point for our CEO’s compensation. The companies included in the Comparator Group were selected by the Compensation Committee based on several factors, including company size and market capitalization.

The Comparator Group for 2022 consists of the following 19 companies:

•Albermarle Corporation •Avient Corporation •Ferro Corporation •Koppers Holding Inc. •NewMarket Corporation •Sensient Technologies Corporation	•American Vanguard Corporation •Balchem Corporation •H.B. Fuller Company •Kraton Corporation •Quaker Chemical Corporation •Stepan Company	•Ashland Global Specialty Chemicals Inc. •Cabot Corporation •Ingevity Corporation •Minerals Technologies Inc. •Rayonier Advanced Materials •Tredegar Corporation

For NEOs based in the U.K., Willis Towers Watson U.K. data for similar sized roles in organizations with over $1 billion revenue was used. These are also standard Willis Towers Watson data sets and were not customized prior to use. All executive jobs were assessed and graded using the Willis Towers Watson Global Grading methodology. Job sizes are then matched into the data so that comparisons are made at the appropriate level.

References to market data in this CD&A, unless otherwise noted, are to these foregoing sources.

Elements of Pay

Our Compensation Committee has designed our compensation program to align pay with performance. Our executives are rewarded for delivery of long-term stockholder value, performance against long and short-term financial targets and personal objectives aligned to our strategy.

The material elements of compensation for the Company’s NEOs are:

➣Base salary;

➣Short-term incentive;

➣Long-term incentives; and

➣Other benefits (including retirement and supplemental plans, severance, change in control, employment agreements, and perquisites).

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Base Salary

A base salary is provided to our NEOs. The level of base salary is reviewed on an annual basis and is adjusted, if appropriate, to recognize the scope and complexity of a role, market data and individual performance. The Compensation Committee references the median (50th percentile) of the survey group and considers other factors including individual experience and expertise, overall performance, internal pay equity, and contribution to the Company. We believe this methodology enables us to remain competitive as an employer in our markets without incurring unnecessary costs. In the case of Mr. Williams, the Compensation Committee views Mr. Williams as key to the Company’s continued success, given his unique skills and experience and his long and successful tenure as CEO, and considers these factors in comparison to the relevant market.

Our CEO’s base salary was increased by 5.7% to $1,290,000 for 2022, which was within 30% of the average base salary for CEOs in the Comparator Group companies, as defined above, and in line with the upper quartile of the U.S. survey group in the year. Base salaries for the other NEOs, except for Mr. Cleminson, increased by an average of 3.9% in 2022 and were all within a 15% range of the market median data. In the case of Mr. Cleminson, the Compensation Committee determined that his salary was below the median market level and therefore agreed to increase his salary by 7% to bring his salary more in line with the relevant market.

Annual Incentives

The Company’s Management Incentive Compensation Plan (“MICP”) is a short-term incentive plan, which provides for cash payments which are driven by annual performance. Payments are based on achievement against pre-determined financial goals approved by the Compensation Committee each year. Targets are set for corporate performance and business unit performance (where appropriate) and for personal performance against objectives. All payments under the MICP are subject to an overall Corporate Operating Income performance threshold of 90% of the agreed target for the year; if this target is not achieved, no payments under the MICP are made to any individual, regardless of personal and business unit performance.

Further, where an individual’s payment under the MICP includes a financial measure for a business unit, the business unit must also achieve a minimum of 90% of the operating income target or the individual will not receive any MICP bonus for that year for that element, irrespective of overall corporate and personal performance.

Actual MICP Bonus pay-outs are based on the following formula:

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Mr. Williams’s bonus at target is 85% of his salary, and his maximum potential bonus is 195.5% of his salary. The target percentage for the other NEOs is 60%, with a maximum potential MICP Bonus pay-out as a percentage of salary of 138%. The levels of MICP target bonus are reviewed periodically and are targeted at the median level against the market. The target and maximum bonus percentages for the CEO are within 15% of the average levels for CEOs in the Comparator Group of companies and the median levels in the U.S. survey group, which the Compensation Committee believes to be appropriate.

The Financial Performance Multiplier is determined by the following table:

% Business Achievement against Target	Financial Performance Multiplier
Less than 90%	0
90%	50%
100%	100%
Equal to or more than 130%	250%

The Financial Performance Multiplier increases on a linear basis between the data points listed in the table above up to the maximum multiplier listed. For example, a 95% Business Achievement results in a 75% Financial Performance Multiplier, and a 110% Business Achievement results in a 150% Financial Performance Multiplier.

The Compensation Committee reviews the allocation between business and personal performance each year to verify that it is appropriate.

The financial performance measures are established by the Compensation Committee and are reviewed each year so that they remain appropriate and focused on the delivery of high performance while recognizing the economic and business challenges the Company faces. In 2022, the Compensation Committee determined that, consistent with the approach taken in the previous year, the appropriate measures were as follows:

➣Corporate Operating Income (before restructuring). This is a measure of earnings and represents operating income adjusted to exclude certain one-time/nonrecurring costs that are not reflective of our underlying operations for the period in which they are recorded and therefore mask our underlying trends. Exclusion of one-time/nonrecurring items during any given year for this purpose is approved by the Compensation Committee.

➣Corporate Free Cash Flow. This is seen as a measure of working capital management and represents corporate operating cash flow after capital expenditure and before the cash effect of restructuring.

➣Personal Performance against Objectives. Annual personal objectives for each NEO are established by the Compensation Committee at the start of the financial year and reflect the specific role and responsibilities of the NEO.

The metrics are set at the start of the year and approved by the Compensation Committee and communicated to the NEOs. Corporate operating income before restructuring and corporate free cash flow are non-GAAP measures. In addition, the Compensation Committee determines whether the performance measures for any NEO should also include operating income and operating cash flow for the relevant individual businesses, based on the NEO’s specific role and responsibilities. This determination is made at the start of the year. These measures were chosen as they are designed to align the NEOs with the balanced objectives of increasing earnings and improving cash flow through working capital management, which the Compensation Committee believes are key to the success of the Company. Personal objectives are specific to the business unit(s) or function within which the NEO operates. In addition to the personal element shown in the formula above, if an individual’s overall performance assessment for the year is below satisfactory, then no MICP bonus is paid to that individual.

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Maximum incentive payments under the MICP are awarded when the Company or, where relevant, an individual business unit exceeds its target performance measures by 30%.

No awards are made under the MICP until the annual business results have been audited by the independent registered public accounting firm and approved by both the Audit Committee and the full Board.

A provision exists which allows for potential clawback of bonuses already paid to all NEOs if, at some point in the future, it is identified that the audited annual financial results need to be materially restated.

In 2022, for all NEOs, MICP incentive payments were based on achievement of targets set for corporate operating income (before restructuring) and corporate free cash flow. In the case of Dr. Boon, in addition to corporate targets, a proportion of his MICP incentive payment was based on achievement of targets set for operating cash flow for the global Fuel Specialties business unit and the achievement of targets set for the operating income for the regional Fuel Specialties businesses, with a proportion based on the operating income for both the global Performance Chemicals business unit and the global Oilfield Services business unit.

The Personal Performance Multiplier is determined by the following table:

Marks out of 50 against Personal Objectives	Personal Performance Multiplier
46 – 50	150%
41 – 45	125%
36 – 40	100%
31 – 35	50%
26 – 30	25%
25 or less	0

In assessing the individual performance on personal objectives for each NEO, the Compensation Committee uses the following process:

Annual personal objectives for each NEO are established by the Compensation Committee at the start of the financial year. These objectives are also designed to focus on delivery of high performance and consider the economic and business challenges the Company faces. The Compensation Committee annually reviews the scoring mechanism for the personal objectives to make sure performance is appropriately rewarded. Each objective is weighted to give a maximum potential total score of 50. A good performance on the personal objectives is defined as achieving an overall score at the end of the year of 36 to 40 and earns the target level for the 20% based on personal objectives. Achievement of the maximum score of 46 to 50 represents exceptional performance against the personal objectives and increases the 20% of the overall target MICP bonus based on personal objectives by a factor of 50% as shown in the table above.

At the end of the year, as part of the annual performance review process, the CEO reviews the performance of each NEO against the established personal objectives and makes his recommendation to the Compensation Committee. In the case of the CEO, this assessment is done by the Compensation Committee following an interview session with the Chair of the Compensation Committee and a detailed review of the CEO’s annual self-assessment. The final scoring for the NEOs and CEO is reviewed and approved by the full Compensation Committee and then taken to the full Board for final approval.

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The consolidated financial performance targets set for annual MICP payments purposes and the actual level achieved for the Company in 2022 were as follows:

Financial Performance Measure	Target Set for Annual MICP Bonus Purposes	Actual Achieved for MICP Bonus Purposes	Achievement as % of Target	% of Target MICP Bonus Achieved
Corporate Operating Income (before restructuring)	$135.552 million	$213.290 million	157%	250%
Corporate Free Cash Flow	$17.719 million	$29.156 million	165%	250%

The following table summarizes the assessment of the personal performance scores for 2022 performance and incentive payments made under the MICP for 2022 for each of the NEOs.

NEO	Target MICP Bonus as a Percentage of Salary	Personal Performance Score	MICP Incentive Award
Mr. Patrick S. Williams President and Chief Executive Officer	85%	47	$2,521,950
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	60%	46	$548,633
Dr. Philip J. Boon Executive Vice President and Chief Operating Officer	60%	45	$399,407
Dr. Ian M. McRobbie Senior Vice President and Chief Technology Officer	60%	48	$353,792
Mr. David B. Jones Senior Vice President, General Counsel, Chief Compliance Officer	60%	46	$436,718

The score for the personal performance includes consideration of the achievement of the following selected relevant goals and objectives for each NEO. In 2022, the Compensation Committee set personal objectives for Mr. Williams, which focused on the key challenges and priorities for the Company, which included safety, strategic initiatives, financial, compliance, and ESG goals. These were in addition to the financial targets for Corporate Operating Income and Free Cash Flow, on which 80% of Mr. William’s incentive compensation under the MICP is based. The key personal performance goals for Mr. Williams are summarized below, together with the actual performance achieved:

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Mr. Patrick S. Williams Personal Performance Goals and Objectives	Actual Performance vs Personal Goals and Objectives
Drive Safety standards across all sites and overall safety performance as measured by the Lost Time Accident Frequency Ratio (“LTAFR”) to better than Chemical Industries Association (“CIA”) average

•Delivered a LTAFR that was better than the CIA average

•No very serious work-related injury accidents recorded in year

•New safety training module developed and implemented at all manufacturing and office locations.

Identify and implement strategies to improve profitability and efficiency in challenging economic environment

•Set target to increase focus on cash generation in Performance Chemicals business. New processes implemented for payments and inventory management to maximize efficiency without compromising relationships and ability to handle supply chain disruptions. Delivered significant improvement in cash generation.

•Achieved growth in sales and operating income and improved margins, despite supply chain disruptions, inflationary pressures on raw materials and increasing cost of energy and utilities used to operate our manufacturing plants, particularly in Europe.

•Drove focus on efficiency of DRA business, with manufacturing improvements in reliability and efficiency, together with product range rationalization to improve supply chain efficiency. Careful management of cash flow in difficult market conditions and increased dividend payment and implemented share buy-back program

Lead development of strategy to drive top line growth, including commercialization of new products

•Sales of new products launched in last 5 years accounted for 38% of total sales in 2022.

•Record sales and operating income achieved for Performance Chemicals business

•Key high margin product ranges delivered ahead of target in Fuel Specialties

•Successfully obtained new Dangerous Goods license for China, to support future growth in sales and operating income

•Continued capital investment program to support growth strategy, and opened new Customer Technical Service labs in UK Drove focus on development of talent to support growth strategy, with internal promotions and recruitment of new talent for specific roles as part of our strategic succession planning process

Drive our ESG strategy forward

•ESG strategy and key actions for next 12-18 months developed and approved

•Strengthened resources to support ESG strategy and full team now in place

•Diversity and Inclusion fundamental to our business – 26% of global workforce are female and in US, 40% of employees are non-white

Given Mr. William’s performance measured against the goals set, the Compensation Committee recommended Mr. Williams be awarded a score of 47 out of 50 for his personal objectives.

The relevant selected key personal performance goals and objectives for each of our other NEO’s are summarized below, together with the actual performance achieved.

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Mr. Ian P. Cleminson Personal Performance Goals and Objectives	Actual Performance vs Personal Goals and Objectives Awarded Score of 46 out of 50
Provide leadership to IT function and drive process to deliver new Enterprise Resource Planning (“ERP”) platform for Company

•Robust selection process developed and implemented to identify appropriate platform for global company covering all businesses and functions. New ERP platform identified and agreed with all relevant parties

•Developed detailed capital expenditure and resource plans and costings required for implementation.

•Recommendation for new ERP platform and associated budget approved by Board

Provide lead financial support for the diligence, structuring and integration of potential acquisitions

•Significant work completed on several potential acquisitions, including scenario and funding options, evaluation of potential opportunities, agreement of appropriate bid ranges and integration planning.

Provide input and support on development of ESG strategy for Company

•As part of ESG Steering Group, developed overall strategy and associated plans

•Led work to comply with new ESG financial reporting requirements in specific countries and to prepare for new SEC requirements.

Dr. Philip J. Boon Personal Performance Goals and Objectives	Actual Performance vs Personal Goals and Objectives Awarded score of 45 out of 50
Lead projects to strengthen relationships with key global customers

•Strengthened relationship with key customer through joint development projects for Fuel Specialties and Oilfield businesses.

•Delivered new product for key customer to tight deadlines to meet their demand, resulting in improved on-going business.

Drive growth strategy for Fuel Specialties across all regions

•Record sales and operating income achieved for global business

•Successfully obtained dangerous goods license in China to support future growth in sales and operating income in key strategic region

•Delivered significant growth in Marine and Polymer sales in key regions

Drive sales of new products in Fuel Specialties globally

•Sales of new products launched in last 5 years accounted for 26% of total Fuel Specialties sales globally in 2022

•New growth strategy for the petrochemicals and polyolefins markets implemented, and new product developed and commercialized ready for trials in 2023

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Dr. Ian M. McRobbie Personal Performance Goals and Objectives	Actual Performance vs Personal Goals and Objectives Awarded score of 48 out of 50
Support manufacturing improvement program for Drag Reducing Agent (“DRA”) plant to improve plant reliability	•Identified opportunities to make plant more reliable and robust and drove implementation of related actions, resulting in improved output and greater consistency in quality.
Lead development and implementation of research projects and programs focused on new product discovery

•New approach developed which has increased ability to model potential new product compounds Approach utilized to identify potential new generation PPD products and produced significantly more potential products than previous methodology.

Drive development of research capability and processes to support development of sustainable technologies across multiple applications

•New Biotechnology function established and resourced and worked closely with business to develop long term biotechnology product strategy based on development of biopolymer and biosurfactant technologies and applications.

•New biotechnology strategies developed for Personal Care and Home Care markets, covering product development, product ranges and capital expenditure requirements for next 5 years.

Mr. David B. Jones Personal Performance Goals and Objectives	Actual Performance vs Personal Goals and Objectives Awarded score of 46 out of 50
Drive on-going development of the Compliance program, to mitigate risks while supporting business objectives

•Identified appropriate responses to rapidly changing situation and introduction of new sanctions due to Ukrainian conflict.

•Worked with Company businesses to exit Russian markets, including terminating a significant number of commercial agreements.

Work closely with businesses to deliver appropriate compliance programs and processes for key strategic potentially high- risk regions

•Developed and implemented new approval process for commercial agreements in Brazil to meet business objectives while mitigating risk and without compromising compliance

•Worked closely with business on set-up of a Joint Venture in Middle East to implement relevant compliance program and mitigate potential risks in operating business in this region.

Deliver cost effective insurance renewal process and continue to drive improvements in process across global business

•Led renewal process across all businesses and achieved favorable rates for renewals below market trends in challenging insurance markets. Reviewed underwriter providers and conducted informal tender process to deliver best prices and coverage.

Long-Term Incentive Plans

The Compensation Committee believes that equity-based long-term incentive awards are an important element of the overall compensation for the Company’s NEOs. They are designed to provide a focus on achievement of performance goals that help create long-term value for stockholders, act as retention incentives for executives and, through the ownership of Common Stock of the Company, encourage strategic decision-making that is aligned with the interests of stockholders.

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Prior Plans

The Company offered two equity-based incentive plans prior to 2019, the CSOP and the PRSOP (together, the “Prior Plans”). The Prior Plans offered options exercisable for both Common Stock and stock equivalent units (“SEUs”), which are payable in cash based on stock price. Both plans expired in May 2018 and no further options or SEUs were granted under these plans after that date. There are options and SEUs granted under the Prior Plans that remain outstanding.

Omnibus Plan

The Omnibus Plan provides for the grant of non-qualified and incentive stock options, full value awards and cash incentive awards. Full value awards, stock options and cash incentive awards were granted under the Omnibus Plan to the NEOs in 2022.

Following are the key features of this plan:

Omnibus Plan Key Features
Stock Awards		Cash Incentive Awards
Options	Full Value	Market Priced	Full Value
Granted at market price	Granted at zero cost	Granted at market price	Granted at zero cost
Exercisable for Common Stock	Grant of Common Stock	Redeemable for cash based on stock appreciation	Redeemable for cash based on stock appreciation
No performance criteria	Specified performance criteria	No performance criteria	Specified performance criteria
Minimum 1-year vesting	Minimum 1-year vesting	Minimum 1-year vesting	Minimum 1-year vesting
Immediate vesting upon change in control	Immediate vesting upon change in control	Immediate vesting upon change in control	Immediate vesting upon change in control

Options granted under the Omnibus Plan to any participant normally do not become exercisable or vested prior to the earlier to occur of (i) the first anniversary of the date on which it is granted and (ii) the participant’s termination date by reason of death or disability. In the event the participant’s termination date occurs for any reason other than death, disability, retirement, or an involuntary termination without cause, any unvested options shall be forfeited, and in the event the participant’s termination date occurs by reason of death, disability, retirement or an involuntary termination without cause, unvested options will lapse unless the Compensation Committee determines otherwise in its sole discretion, in which case, participants have a 12-month period to exercise any vested options.

Full value awards granted under the Omnibus Plan normally require the achievement of specified performance criteria in order to vest. When vesting is conditional on achievement of set performance criteria, such criteria are designed to be “stretch” targets, which focus on delivery of high performance and enhancing stockholder value, while recognizing the economic and business challenges the Company faces. The performance criteria are regularly reviewed so that they remain relevant and stretching. Vesting of a full value award may also be conditional on the participant’s completion of a specified period of service with the Company. All full value awards granted under the Omnibus Plan to any participant are subject to the same minimum vesting requirements described above for options, regardless of whether they are conditional on specified performance criteria and/or completion of a specified period of service. Upon vesting, shares subject to full value awards are transferred to the participant’s nominated brokerage account. Under the Omnibus Plan rules, except in certain circumstances, if a participant ceases to be employed with the Company, all unvested full value awards are forfeited. If the participant ceases employment by reason of death, disability, retirement, or involuntary termination without cause, all unvested full value awards are forfeited unless

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the Compensation Committee determines otherwise, in their absolute discretion, in which case all awards made within 12 months of the termination date are forfeited and up to 100% of full value awards made more than 12 months prior to the termination date will become vested and transfer to the participant.

Cash incentive awards granted in 2022 were made in the form of units. The value of each award once vested will be equal to the number of units multiplied by the closing stock price of the Company on the date it is exchanged for cash. The Compensation Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date. Cash incentive awards are subject to the same minimum vesting requirements described above for options and full value awards and are treated in the same way as options and full value awards if a participant ceases to be employed with the Company, except that in that case of full value cash awards, if the Compensation Committee exercise their discretion, participants have a 12-month period to exercise any such vested awards.

The criteria for full value and cash incentive awards made in 2022 under the Omnibus Plan, where vesting is conditional on achievement of specific performance measures, are based on relative performance of total stockholder return versus the Russell 2000 index, measured over a three-year period starting with the financial year of the date of grant, the growth in sales revenue for the Company and the growth in earnings per share. Total vesting for the 2022 awards is based on the following formula:

Proportion of the 20% allocated to TSR Vesting	Proportion of the 40% allocated to growth in Revenue Vesting	Proportion of the 40% allocated to growth in EPS Vesting	Total Vesting Percentage

The performance components are determined by the following levels of growth, which must be achieved before awards vest:

Relative performance of TSR vs. Russell 2000 index from 2022-2024	Proportion of the 20% allocated to TSR vesting
110%	100%
100%	90%
90%	80%
80%	70%
70%	60%
Less than 70%	0%

Growth in Revenue in 2024 vs. 2022 budget	Proportion of the 40% allocated to growth in Revenue vesting
Total growth vs. 2022 budget 5%	100%
Total growth vs. 2022 budget 3%	65%
Total growth vs. 2022 budget 2%	30%
Less than 2%	0%(nil)

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Growth in Earnings per Share (EPS) in 2024 vs. 2022 budget	Proportion of the 40% allocated to growth in EPS vesting
Total growth vs. 2022 budget 5%	100%
Total growth vs. 2022 budget 3%	65%
Total growth vs. 2022 budget 2%	30%
Less than 2%	0%(nil)

Awards vest on a straight-line basis between each threshold listed above up to the maximum percentage listed in each table. For example, a total growth in EPS of 4% versus the 2022 budget would result in 82.5% of the options vesting.

The grants are issued on a date set by the Compensation Committee each year. This is usually after the public announcement of the annual financial results. The Compensation Committee determines the grant date to be used in advance and the stock price used is typically the closing stock price at the end of the day prior to the agreed grant date.

The full value awards and options, together with the cash incentive awards, granted under the Omnibus Plan are intended to deliver an overall long-term incentive award in line with the grant policy as detailed below.

Grant Policy

In setting the policy for awards granted under the Omnibus Plan, the Compensation Committee considered market median practice in both the U.S. and the U.K., given the number of executives who are based in the U.K. The grant policy provides for target amounts as follows:

	Grants of stock options and cash incentive awards at market price as % of base salary	Grants of full value awards and full value cash incentive awards as % of base salary
Chief Executive Officer	30%	220%
Executive Officers	20%	90%

The Compensation Committee determined the actual levels of grant utilizing the following matrices taking account of personal performance where:

Rating 1	=	Outstanding performance	- 150% of policy is granted
Rating 2	=	Exceeding expectations	- 125% of policy is granted
Rating 3	=	Good performance	- 100% of policy is granted
Rating 4 or 5	=	Below Expectations	- No grant is made

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The personal rating impacts the amount of actual grant awarded as follows:

Chief Executive Officer
Performance rating	Grants of stock options and cash incentive awards at market price as % of base salary	Grants of full value awards and full value cash incentiveawards as % of base salary
1	45	330
2	37.5	275
3	30	220
4	0	0
5	0	0

Executive Officers
Performance rating	Grants of stock options and cash incentive awards at market price as% of base salary	Grants of full value awards and full value cash incentive awards as % of base salary
1	30	135
2	25	112.5
3	20	90
4	0	0
5	0	0

The performance of the NEOs, other than the CEO, is assessed by the CEO and the Compensation Committee. The CEO recommends a rating to the Compensation Committee. The Compensation Committee reviews these and separately assesses the performance of the CEO and makes a final recommendation on performance ratings for all Executive Officers to the full Board for approval. This provides for a rigorous performance-related grant policy, in addition to the performance elements of the grants themselves.

In 2022, Mr. Williams was rated as “1” for his 2021 performance and as such was eligible for long-term incentive awards at 150% of the policy levels for this role. In the case of the other NEOs, based on the assessment of their individual performance as approved by the Compensation Committee, Dr. McRobbie, Mr. Cleminson and Mr. Jones were also eligible for awards at 150% of the policy level, and Dr. Boon was eligible for awards at 125% of the policy level.

In line with the Compensation Committee’s policy, 75% of the awards due under the policy will be made in the form of full value awards to be granted at zero cost and option grants under the Omnibus Plan, with the remaining 25% made in the form of cash incentive awards.

The Compensation Committee has determined that in order to help manage run rates, the level of full value awards and option grants in any one year should be restricted to a burn rate of no more than 1% of the Company’s stock outstanding with the balance of long-term incentives granted as cash incentive awards that do not impact the burn rate. In 2022, the level of full value awards and option grants under the policy was less than 1% of the Company’s stock outstanding.

Exceptional Stock and Option Awards

The Compensation Committee also has the discretion to grant full value awards, options and cash incentive awards under the Omnibus Plan outside of the stated policy to reflect extraordinary corporate performance. In addition, the Compensation Committee has the discretion to grant full value awards, options and cash incentive awards under the Omnibus Plan outside of the standard policy levels and annual grant process for retention or recruitment purposes. In 2022, no such awards were made to any of the NEOs.

Additional Long-Term Incentive Plan

As previously disclosed in the Company’s 2022 Proxy Statement, adapting and implementing the growth strategy in a post-pandemic business environment represents a significant new challenge in the development of the Company. Sustainable growth and the wider focus on ESG are key elements of our strategy and have become increasingly important to our customers, investors and employees. At the same time, the Board recognized the importance of

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both robust succession planning for the Executive Officers and other key executives over several years and retaining the current team during this period. As a result, the Compensation Committee recommended an additional long-term incentive plan, the 2022 LTIP, designed to focus key executives on delivering sustainable growth of the larger business in the post- COVID era and, for the senior executives, delivering on the agreed succession plans for the key roles. The new plan was approved by the Board in February 2022. The plan covers a three-year period that commenced in January 2022 and will end on December 31, 2024. Under this plan, a cash incentive award will be payable to eligible participants based on achievement of specified performance measures. Eligibility for participation in the plan was at the discretion of the Compensation Committee subject to approval by the Board. Mr. Williams, Mr. Cleminson, Dr. Boon, Dr. McRobbie and Mr. Jones are all eligible to participate in the Plan subject to the following performance measures and weightings:

➣35% weighting on the achievement of a stretch Earnings per Share (“EPS”) target for 2024, which would deliver an additional $33m in earnings versus the 2022 budget approved by the Board.

➣35% weighting on delivery of cumulative Revenue for the Performance Chemicals business over the three years 2022, 2023 and 2024 as approved by the Board as part of the business’s five-year growth strategy.

➣20% weighting on the delivery of the agreed ESG plans and associated actions, as approved by the Board, by end 2024.

➣10% weighting on the delivery of the agreed succession plans and associated actions for key roles, as approved by the Board, by end 2024.

The applicable performance measures from above and associated weightings for other participants is determined based on their role and responsibilities. For any participant in which one or more of the above performance measures applies, the following levels of each performance measure must be achieved before awards may vest:

% of Stretch EPS Target for 2024	% of Potential Pay-out for EPS Measure
100%	100%
95%	75%
90%	50%
Below 90%	0

% of target Performance Chemicals cumulative revenue achieved 2022-2024	% of Potential Pay-out for acquisition Measure
100%	100%
95%	75%
90%	50%
Below 90%	0

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Achievement of agreed ESG plan measures by end 2024 as assessed by Compensation Committee and scored out of 20	% of Potential Pay-out for ESG Measure
17 or more	100%
14-16	80%
11-13	60%
10 or less	0

Achievement of agreed succession plan measures by end 2024 as assessed by Compensation Committee and scored out of 20	% of Potential Pay-out for Succession Plan Measure
17 or more	100%
14-16	80%
11-13	60%
10 or less	0

There are twenty-nine participants in the plan. Participants must be employed by the Company at the end of the period in the same or similar role and must have achieved a minimum of a 3 (Good Performer) performance rating in each year of the plan in order to be eligible to receive any payment under this plan. In exceptional circumstances, the Compensation Committee can, in its absolute discretion, award some or all of any potential payment to a participant who leaves the Company prior to the end of the performance period if the participant ceases employment due to injury, disability, ill-health, retirement or death. Eligibility for participation in the plan was at the discretion of the Compensation Committee subject to approval by the Board.

The maximum incentive award for each NEO is as follows:

Participant	Maximum Incentive Award Payable
Mr. Williams	$3,950,000
Mr. Cleminson	$1,125,000
Dr. Boon	$950,000
Dr. McRobbie	$550,000
Mr. Jones	$500,000

In the event of a change of control of the Company, the targets for the measures in the 2022 LTIP will be deemed to have been fully achieved and participants will receive the maximum incentive award payable as detailed above.

The 2022 LTIP provides for the potential clawback of any payment made under the 2022 LTIP to any participant if, within 2 years of any payment made, it is identified that the audited annual financial results need to be materially restated. The 2022 LTIP also provides for the potential clawback of any payment made under such plan to an individual participant if, within 2 years of any payment, the actions of such participant bring the Company into disrepute, as determined by the Compensation Committee, regardless of whether the participant is still employed by the Company or not in that period.

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Other Pay Programs and Policies

Stock Ownership Guidelines

To further align stockholder and Executive Officer interests, the Company has adopted a minimum stockholding requirement for the Executive Officers. The CEO is required to acquire and hold stock valued at the equivalent of four times his base salary and all other Executive Officers are required to acquire and hold stock valued at the equivalent of two times his or her base salary. Only stock which is registered in the Executive Officer’s name or held beneficially in “street name” on behalf of such Executive Officer is considered for these purposes. Unvested equity awards are not considered. At the end of 2022, the stockholding of the CEO equated to 11 times his year-end salary using the average stock price during 2022 of $96.25. As of the filing date of the 2023 Proxy statement, the stockholding of each of the other NEOs was also greater than 200% of their year-end salary using the same average stock price for 2022. These levels of stockholding must be reached within five years of appointment to an Executive Officer role. Therefore, each NEO has reached the required stockholding level within the required timeframe.

Nonqualified Deferred Compensation Plan

The Company offers a Nonqualified Deferred Compensation Plan (the “Deferred Plan”). The select group of highly compensated employees eligible for the Deferred Plan are designated by the Company in its sole discretion, subject to top hat requirements. Eligible participants are permitted to elect to defer up to 25% of their base salary and up to 100% of any performance-based compensation which is paid in cash. In 2022, Mr. Williams and Mr. Jones were the only NEOs eligible to participate in the Deferred Plan, as the other NEOs are not based in the U.S.

The Company makes discretionary contributions in any given Deferred Plan year equal to the amount of Company contributions that would have otherwise been allocated to the participant under a qualified plan. In this case, such Company contributions are equal to the amount of the participant’s eligible profit-sharing contributions that exceeds IRS employee plus employer contribution limits under the qualified plan. Additionally, the Company has complete discretion to determine each year whether to make an additional annual contribution on behalf of some or all participants in the Deferred Plan. Other discretionary employer contribution factors may include, but are not limited to, achievement of company financial performance objectives. In 2023, Mr. Williams was credited with a discretionary Company contribution of $19,389, which accrued during fiscal year 2022. In 2023, Mr. Jones was also credited with a discretionary Company contribution of $11,603, which accrued during fiscal year 2022.

The amounts deferred are credited to accounts hypothetically invested in investments selected by the participant that mirror the investment alternatives available in the Company’s qualified retirement savings plans subject to Internal Revenue Code (“IRC”) Section 401(a). Each participant in the Deferred Plan is 100% vested in that portion of his or her account that is attributable to employee elective deferrals. For participants receiving an employer discretionary contribution, the “3 Year Cliff” vesting schedule from the date of contribution applies.

Distribution of a participant’s vested accounts for participants who have reached Retirement (i.e. age 50 with a minimum of five years of service) will begin within 60 days of the participant’s separation from service, pursuant to the form of payment selected (lump-sum or instalments over a period not to exceed 10 years) on properly executed election forms. Vested account benefits will be paid in one lump sum to the participant’s beneficiary in the event of the participant’s death in service. A participant’s vested account benefits will be paid to the participant in one lump sum in the event of separation from service that is not a Retirement. The Deferred Plan is subject to the rules of IRC Section 409A, which restricts the timing of distributions made to specified employees. As a result, commencement of payments to any eligible NEO participating in the Deferred Plan must be delayed for at least six months after separation from service.

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Other Benefits and Perquisites

Other benefits are provided as appropriate and in line with median market practice. We provide our NEOs with pension arrangements, and life, disability and medical insurance coverage consistent with that provided to all full-time employees or senior managers, as applicable, in the relevant geographic area. In addition, we provide a company car or car allowance to our NEOs in some regions, consistent with that provided to all senior employees in that region. Full details are set out in the table “All Other Compensation”, following the “Summary Compensation Table.”

Post-termination Compensation

Post-termination arrangements vary depending on the nature of the termination event and are designed to be in accordance with U.S. and U.K. market norms, depending on where the executive is based. Full details are set out in the footnotes to the “Post Employment Payments” table.

Employment Agreements

Each of the NEOs has a rolling 12-month employment agreement with the Company. Under these agreements, the Company can terminate the agreement without cause by giving one year’s notice to the NEO. In the case of Mr. Williams, he can terminate the agreement by giving the Company one year’s notice, while the other NEOs are required to give the Company six months’ notice if they wish to terminate the agreement. The employment agreement for each of the NEOs also includes a “Change in Control” clause. This specifies that, in the event of a change in control of the Company, if the Company terminates the NEO within 12 months after the change in control, or if the NEO terminates his employment within 12 months for good reason, the NEO will be entitled to a compensation payment. If the Company terminates the employment of the NEO during this period, the payment is calculated as 24 months’ compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the NEO terminates his employment for good reason during this period, the payment is calculated as 24 months’ compensation, defined as above, from the date of the change in control. In addition, under the rules of the stock option plans, all options would vest on the change in control. The NEOs are treated in the same way as other employees who hold options under the plans. A change in control is deemed to have occurred if a person or group becomes the beneficial owner of 30% or more of the combined voting power of the Company; there is a consolidation or merger and the Company is not the surviving company; the stockholders of the Company approve plans or proposals for a liquidation or dissolution of the Company or, if, following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. In addition, under their employment agreement, each of the NEOs, including the CEO and the CFO, is subject to a 12-month non-solicitation period, with respect to customers and employees, and a 12-month non-compete period, from the date their employment with the Company ends.

Indemnification Agreements

The Company has entered into indemnification agreements with each of the Directors and NEOs in furtherance of the indemnification provisions contained in the Company’s Certificate of Incorporation and Bylaws, which indemnify the directors and officers of the Company to the fullest extent authorized or permitted by law. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was a director or officer or agent of the Company or any subsidiary of the Company or is or was a director, officer member, manager, trustee or agent of another entity at the request of the Company, including any action or inaction by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses prior to final adjudication of the claim. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors’ and officers’ liability insurance.

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All Employee Sharesave Plan

The Company provides a broad-based employee stock purchase plan, which gives eligible employees the right to acquire Common Stock through payroll deductions over a pre-determined period at a purchase price which reflects a 15% discount (20% for participants outside of the U.S.) to the market price of our Common Stock. Deductions are made over a 24-month period (36 months for participants outside the U.S.). No participant may purchase more than $25,000 in value of Common Stock under this plan in any calendar year. Mr. Williams, Mr. Cleminson, Dr. McRobbie and Dr. Boon participated in the Sharesave Plan in 2022.

Clawback Policy

As noted above, the Company has clawback provisions in certain performance awards. The Company is in the process of reviewing and updating such clawback provisions and adopting a new clawback policy to satisfy the requirements of the new Rule 10D-1 adopted by the US Securities and Exchange Commission (SEC) on October 26, 2022 (such new Rule 10D-1 is consistent with Section 10D added to the Securities Exchange Act of 1934 as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act). New Rule 10D-1 directs the national securities exchanges to establish listing standards that prohibit the listing of any security of a company that does not adopt and implement a written policy requiring the recovery, or “clawback,” of certain incentive-based executive compensation. The Company will adopt such new compliant clawback policy no later than sixty days following the effective date of NASDAQ’s listing standards required by Rule 10D-1.

U.S. Tax Matters

IRC Section 162(m) limits the deductibility of annual compensation in excess of $1 million paid to “covered employees” (as defined by the IRC) of the Company with some limited exceptions for compensation paid pursuant to certain arrangements in place on November 2, 2017. For 2018 and after, our covered employees generally include anyone who (i) was the CEO or CFO at any time during the year, (ii) was one of the other NEOs who was an Executive Officer as of the last day of the fiscal year, and (iii) was a covered employee for any previous year after 2016.

As with prior years, although the Compensation Committee will consider deductibility under IRC Section 162(m) with respect to the compensation arrangements for Executive Officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into or modify compensation arrangements under which payments would not be deductible under Section 162(m) if the Compensation Committee believes that it is in the best interest of the Company and its stockholders.

In addition, IRC Section 409A imposes restrictions on nonqualified deferred compensation plans. The deferred compensation plans maintained by the Company are structured to either be exempt from the requirements of IRC Section 409A or, if not exempt, to satisfy the requirements of IRC Section 409A, and the Company has reviewed and, where appropriate, has amended each of its deferred compensation plans to meet the requirements of IRC Section 409A.

Impact of Accounting Treatment

The Company accounts for employee stock options and its employee Sharesave plan in accordance with generally accepted accounting principles. For further information on stock-based compensation, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the Board in its oversight of the Company’s compensation process. The Compensation Committee’s responsibilities are more fully described in its charter, which is accessible on Innospec’s website at www.innospec.com/corporate-governance.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2023 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. This report is provided by the following independent directors, who comprise the Compensation Committee.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended (“Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report, or a portion of it, by reference. In addition, this report shall not be deemed to be filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE

LAWRENCE J. PADFIELD, Chair
MILTON C. BLACKMORE
CLAUDIA P. POCCIA

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COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non Equity Incentive Compensation	Change in Pension fund value and other deferred benefits	All Other Compensation	Total
		(1)	(2)	(3)	(4)	(5)	(6)	(7)
		($)	($)	($)	($)	($)	($)	($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	2022	1,314,807	—	2,824,426	1,120,932	2,521,950	—	106,374	7,888,489
	2021	1,243,462	—	2,660,842	3,510,330	2,385,100	—	98,166	9,897,900
	2020	1,192,500	500,000	2,249,044	848,526	2,505,000	—	159,375	7,454,444
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	2022	407,545	—	398,601	172,157	568,612	—	116,655	1,663,570
	2021	382,026	—	384,433	439,873	442,845	—	105,718	1,754,894
	2020	363,833	93,277	297,837	120,674	750,000	—	101,440	1,727,061
Dr. Philip J. Boon Executive Vice President, and Chief Operating Officer	2022	419,265	—	350,023	151,126	414,154	—	121,767	1,456,335
	2021	403,141	—	340,851	443,682	376,265	—	115,727	1,679,666
	2020	388,240	97,008	269,159	109,033	810,000	—	112,598	1,786,038
Dr. Ian M. McRobbie Senior Vice President and Chief Technology Officer	2022	264,107	—	—	374,578	366,676	—	114,587	1,119,948
	2021	254,862	—	—	603,296	294,521	3,018	104,150	1,259,847
	2020	247,437	62,185	—	289,239	330,000	66,214	97,038	1,092,113
Mr. David B. Jones Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2022	319,423	—	288,205	126,029	436,718	—	90,321	1,260,696
	2021	268,418	—	736,345	290,290	349,934	—	90,321	1,735,308
	2020	—	—	—	—	—	—	—	—

Footnotes to “Summary Compensation Table”:

(1)Mr. Williams and Mr. Jones are paid in U.S. dollars. All the other NEOs above are paid in GB Pounds Sterling. For the purposes of the “Summary Compensation Table”, a GB Pound Sterling to U.S. Dollar exchange rate of 1.2437 is used for 2020, 2021 and 2022, being the average exchange rate for 2022.

(2)As previously disclosed in the 2021 Proxy Statement, in 2020 the Board approved an award of a one-time, non-recurring discretionary payment to all qualifying employees in recognition of their efforts and accomplishments under extraordinary circumstances and adverse market conditions as a result of the COVID-19 pandemic. As a result, NEOs were awarded a discretionary payment, the amount of which is detailed under the “Bonus” column for 2020 in the summary compensation table above.

(3)The value of the full value awards for all NEOs listed above for 2022 discloses the grant date fair value of full value awards made under the Omnibus Plan. The value of the full value awards is determined using the number of shares of stock awarded and the grant date fair value for each share awarded is calculated using the Black-Scholes model, with reference to the underlying stock price, exercise price of the awards, volatility of the Company’s stock price, risk free rate and expected dividend yield. For full value awards with additional characteristics, such as vesting criteria linked to stock market indices or stock price performance, a Monte Carlo simulation is used to

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model the range of potential outcomes. For further information on the assumptions underlying these grant date fair values refer to Note 18 of the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(4)The value of the option awards for all NEOs listed above discloses the grant date fair value of options awarded under the Omnibus Plan and the grant date fair value of any cash incentive awards granted in lieu of stock option awards and full value awards as required by the terms of the grant. In the case of Dr. McRobbie, 100% of the award was in the form of cash incentive awards. The value of the option awards and cash incentive awards are determined using the number of options awarded and, for the cash incentive awards, the number of units awarded, and the grant date fair value for each option or unit made in the year. The grant date fair values on Company stock options and cash incentive awards are calculated in the same way as the full value awards above. For each NEO, the value of the cash incentive awards included in the total amount disclosed for 2022 under option awards is detailed below:

Name	Value of cash incentive awards included under option awards	Proportion of value of cash incentive awards relating to those granted at market price	Proportion of value of cash incentive awards relating to those granted at zero cost
Mr. Patrick S. Williams	$984,650	4.6%	95.4%
Mr. Ian P. Cleminson	$140,817	7.4%	92.6%
Dr. Philip J. Boon	$123,613	7.4%	92.6%
Dr. Ian M. McRobbie	$374,578	7.4%	92.6%
Mr. David B. Jones	$103,365	7.3%	92.7%

(5)The Non-Equity Incentive Compensation for all NEOs listed above relates to incentive compensation earned for the stated year under the MICP or the additional Long-Term Incentive Plan (“2018-2020 LTIP”), as applicable. For 2021 and 2022, the amounts listed under Non-Equity Incentive Compensation relate to incentive compensation earned under the MICP. In 2020, no bonuses were payable to any NEOs under the MICP and the amount disclosed in the table for 2020 relates to the incentive compensation earned under the 2018- 2020 LTIP which matured at the end of 2020.

(6)Dr. McRobbie was a member of a defined benefit (final salary) pension plan, the Innospec Limited Defined Benefit Pension Plan (the “Pension Plan”) until March 31, 2010 when the Pension Plan closed to future service accrual. Under the Pension Plan, Dr. McRobbie has the right to receive a pension on retirement of 1/57 of his pensionable salary for each year of service. Dr. McRobbie’s pensionable salary was his full base salary at the time the Pension Plan closed. The pension value and other deferred benefits decreased by $203,658 and relate to the decrease in the qualified pensions in the Pension Plan only.

(7)The amounts reflected under “All Other Compensation” for 2022 are identified in the “All Other Compensation” table below. Other than where specified below, where any perquisites and personal benefits are provided to a NEO which are not generally available on a non-discriminatory basis to all employees in that business unit, their total value for any NEO was less than $10,000 in the year ended December 31, 2022.

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ALL OTHER COMPENSATION

		Car Allowance	Leased Car Costs	Pension Allowance	Retirement Contribution	Healthcare	Insurances	Other	Total
		(1)	(1)	(2)	(3)	(4)	(4)	(5)
		($)	($)	($)	($)	($)	($)	($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	2022	0	0	0	66,389	24,270	1,975	13,740	106,374
Mr. Ian P. Cleminson Executive Vice Presiident and Chief Financial Officer	2022	16,976	0	81,509	0	1,999	16,171	0	116,655
Dr. Philip J. Boon Executive Vice President, and Chief Operating Officer	2022	16,976	0	83,853	0	1,999	17,071	1,868	121,767
Dr. Ian M. McRobbie Senior Vice President and Chief Technology Officer	2022	16,976	0	52,821	0	1,599	43,191	0	114,587
Mr. David B. Jones Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2022	0	0	0	62,360	25,986	1,975	0	90,321

Footnotes to “All Other Compensation” table:

(1)NEOs based in the U.K. are entitled to a leased company car or an allowance in lieu of a car. The allowance is set at £13,650 ($16,976) per annum. Mr. Cleminson, Dr. Boon and Dr. McRobbie all elected to receive the allowance in 2022.

(2)For U.K. based NEOs, where pensionable salary is subject to a cap, each receives a salary supplement of 20% in lieu of pension for any salary above the pensions cap. Any supplement paid is taxable. For 2022, the pensions cap was set at $165,785. Mr. Cleminson, Dr. Boon and Dr. McRobbie did not participate in any pension plan due to U.K. government limits on total pension provision, and as a result received a salary supplement of 20% of their base salary in lieu of any pension provision. The amounts paid to individuals are detailed under “Pension Allowance” in the “All Other Compensation” table.

(3)The Company provides a number of defined contribution retirement plans for employees. The amount paid into these defined contribution retirement plans in 2022 for Mr. Williams and Mr. Jones is detailed above under “Retirement Contribution” in the “All Other Compensation” table. No other NEOs received contributions in such plans. In the case of Mr. Williams and Mr. Jones, there is a limit set by the IRS for the amount that can be paid into a qualified 401(k) plan and as a result, the amount paid into the 401(k) plan by the Company for Mr. Williams and Mr. Jones was capped at this limit. In 2022, the amount paid by the Company into Mr. Williams’s 401(k) plan account was $47,000, and $50,757 was paid by the Company into Mr. Jones’ 401(k) plan account. The Company offers a nonqualified deferred compensation retirement plan in the U.S. for a select group of U.S. based highly compensated employees, to include eligible NEOs based in the U.S. In 2022, Mr Williams and Mr. Jones were the only NEOs who were eligible to participate in this plan. Consistent with the approach taken for all impacted employees who were eligible to participate in this plan, in the case of Mr. Williams, the Company made an employer discretionary payment in the amount of $19,389 into the non-qualified deferred compensation plan, which was equal to the excess amount over the IRS limit which would otherwise have been paid into the 401(K) plan by the Company. In the case of Mr. Jones, the company made an employer discretionary payment in the amount of $11,603 into the non-qualified deferred compensation plan, which was equal to the excess

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amount over the IRS limit which would otherwise have been paid into the 401(K) plan by the Company. The amount of $66,389 paid to Mr. Williams, and the amount of $62,360 paid Mr. Jones detailed under “Retirement Contribution” in the “All Other Compensation Table” are the total amounts contributed by the Company into the 401(k) plan and the non-qualified deferred compensation plan for Mr. Williams and Mr. Jones.

(4)The NEOs are eligible for healthcare insurance and life and disability insurance through programs which are available to substantively most salaried employees in the relevant business unit. The cost of programs is detailed under “Healthcare” and “Insurances”, respectively, in the “All Other Compensation” table. In the case of Mr. Williams and Mr. Jones, life insurance is provided as part of the healthcare insurance and so is included in the figure under “Healthcare”.

(5)Mr. Williams and Dr. Boon receive payments of $12,240 and $1,868 respectively, relating to 50% of the cost of a country/golf club membership. Mr. Williams is also provided with home internet service to allow him to work from home to the value of $1,500.

Employment Agreements

Each of the NEOs has a rolling twelve-month employment agreement with the Company. Under these agreements, the Company can terminate the agreement without cause by giving one year’s notice to the NEO. In the case of Mr. Williams, he can terminate the agreement by giving the Company one year’s notice, while the other NEOs are required to give the Company six months’ notice if they wish to terminate the agreement. The employment agreement for each of the NEOs also includes a “Change of Control” clause which is described in more detail in the narrative following the “Post Employment Payments” table.

In addition, under the employment agreement, Mr. Williams is entitled to a target bonus under the MICP of 85% of his base salary, with a potential maximum MICP bonus of 195.5%. In 2022, all the other NEOs were entitled to a target bonus under the MICP of 60% of their base salary, with a maximum potential MICP bonus of 138%. Each NEO is also entitled to participate in long-term incentive plans which have been described in more detail, including grant policy for different NEOs, in the Compensation Discussion and Analysis section above.

Each NEO is also able to participate in the pension arrangements relevant for the business unit and country where they are based. In the case of Mr. Williams and Mr. Jones, they participate in a Defined Contribution plan in line with other U.S. based employees and details of the amount paid into the plan are provided in the “Summary Compensation Table”. They are also eligible to participate in a non-qualified deferred compensation retirement plan, in line with other eligible employees in the U.S. Details of the amount paid into this plan are included in the “All Other Compensation” table and further information is provided in the Non-Qualified Deferred Compensation table on page 94. As noted in the “Summary Compensation Table”, Dr. McRobbie was able to participate in the Innospec Limited Defined Benefit Pension Plan until its closure to future service accrual on March 31, 2010 and this is described more fully in the narrative following the Pension Benefit table on page 92. Mr. Cleminson, Dr. Boon and Dr. McRobbie do not participate in the defined contribution plan for U.K. based employees due to limits on pension provision set by the U.K. government and in line with the approach for other impacted U.K. employees, they receive a 20% salary supplement in lieu of pension provision. Details of the amounts of salary supplements paid are provided in the “All Other Compensation” table.

The employment agreements for each NEO also provide medical insurance and life and disability insurance through programs, which are available to most salaried employees in the relevant part of the business unit. The costs of these insurances are provided in the “All Other Compensation” table.

In addition, under his employment agreement, each of the NEOs, including the CEO and the CFO, is subject to a twelve-month non-solicitation period, with respect to customers and employees, and a twelve-month non-compete period, from the date their employment with the Company ends.

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GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022

Name and Principal Position			Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Plan Awards			All other Stock Awards: No. of Securities, Shares of stock or units	All other Options Awards: No. of Securities underlying options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
				Threshold	Target	Maximum	Threshold	Target	Maximum
				($)	($)	($)	($)	($)	($)			($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	(1)	(1)	02/21/22	—	—	—	1,016,793	1,920,610	2,824,426	—	—	—	—
	(2)	(2)	02/21/22	—	—	—	—	—	—	—	1,377	99.68	45,427
	(3)	(3)	02/21/22	—	—	—	338,120	638,672	939,223	—	—	—	—
	(4)	(4)	—	493,425	1,096,500	2,521,950	—	—	—	—	—	—	—
	(5)	(5)	02/21/22	—	—	—	—	—	—	—	4,131	99.68	136,282
	(6)	(6)	04/01/22	237,000	—	3,950,000
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	(1)	(1)	02/21/22	—	—	—	143,496	271,049	398,601	—	—	—	—
	(2)	(2)	02/21/22	—	—	—	—	—	—	—	317	99.68	10,458
	(3)	(3)	02/21/22	—	—	—	46,929	88,644	130,359	—	—	—	—
	(4)	(4)	—	103,972	231,049	531,412	—	—	—	—	—	—	—
	(5)	(5)	02/21/22	—	—	—	—	—	—	—	950	99.68	31,341
	(6)	(6)	04/01/22	67,500	—	1,125,000
Dr. Philip J. Boon Executive Vice President and Chief Operating Officer	(1)	(1)	02/21/22	—	—	—	126,008	238,016	350,023	—	—	—	—
	(2)	(2)	02/21/22	—	—	—	—	—	—	—	278	99.68	9,171
	(3)	(3)	02/21/22	—	—	—	41,199	77,820	114,441	—	—	—	—
	(4)	(4)	—	113,931	253,181	582,318	—	—	—	—	—	—	—
	(5)	(5)	02/21/22	—	—	—	—	—	—	—	834	99.68	27,514
	(6)	(6)	04/01/22	57,000	—	950,000
Dr. Ian M. McRobbie Senior Vice President and Chief Technology Officer	(1)	(1)	02/21/22	—	—	—	—	—	—	—	—	—	—
	(2)	(2)	02/21/22	—	—	—	—	—	—	—	842	99.68	27,778
	(3)	(3)	02/21/22	—	—	—	124,848	235,824	346,801	—	—	—	—
	(4)	(4)	—	71,741	159,424	366,676	—	—	—	—	—	—	—
	(6)	(6)	04/01/22	33,000	—	550,000
Mr. David B Jones Senior Vice President, General Counsel, Chief Compliance Officer and	(1)	(1)	02/21/22	—	—	—	103,754	195,979	288,205	—	—	—	—
	(2)	(2)	02/21/22	—	—	—	—	—	—	—	229	99.68	7,555
	(3)	(3)	02/21/22	—	—	—	34,492	65,151	95,811	—	—	—	—
	(4)	(4)	—	85,444	189,877	436,717	—	—	—	—	—	—	—
	(5)	(5)	02/21/22	—	—	—	—	—	—	—	687	99.68	22,664
	(6)	(6)	04/01/22	30,000	—	500,000

Footnotes to “Grants of Plan-Based Awards” table:

(1)Full Value awards issued under the Omnibus Plan

(2)Cash incentive awards issued at market price under the Omnibus Plan

(3)Cash incentive awards, with vesting dependent on achievement of performance measures, issued at zero cost under the Omnibus Plan

(4)Estimated pay-outs under the MICP

(5)Options issued under the Omnibus Plan

(6)Estimated pay-outs under the 2022 LTIP, as further described in “2022 LTIP” below

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•Details of the grant policy and performance criteria for the awards made in 2022 are covered earlier in the Compensation Discussion and Analysis.

•The All Other Options Awards column in the “Grants of Plan-Based Awards” table details the following types of awards made under the Omnibus Plan:

Options. Options were granted at market value and become exercisable normally after three years, with all options vesting at the end of this period. The options awarded are detailed under “All Other Option Awards” in the rows labelled (5). The grant date fair value for the option awards has been determined using the fair value of the Company’s stock on date of grant.

Cash incentive awards granted at market price. Cash incentive awards were also made in the form of units, which can be cashed after three years, assuming the NEO remains employed by the Company. The value of each award once vested will be equal to the number of units multiplied by the closing stock price of the Company on the date it is exchanged for cash, less the market stock price at time of grant. These awards are detailed under “All Other Option Awards” in the rows labelled (2) in the table. The grant date fair value for the cash incentive awards granted at market price has been determined using the fair value of the Company’s stock on the date of grant.

•The Estimated Future Pay-Outs Under Equity Awards column in the “Grants of Plan-Based Awards” table details the following types of awards made under the Omnibus Plan:

Full Value Awards. Full value awards were granted at zero cost, i.e. with an exercise price of zero and vest after a minimum of two years but normally after three years, provided that specified performance criteria are achieved as set by the Compensation Committee. The full value awards are detailed under “Estimated Future pay-outs under Equity Plan Awards” in the row labelled (1).

Cash Incentive Awards granted at zero cost. Cash incentive awards were also made in the form of units. These awards were granted at zero cost and become exercisable after a minimum of two years but normally after three years, subject to achievement of performance criteria set by the Compensation Committee. All cash incentive awards granted at zero cost have a ten-year term and once the awards vest, the recipient has the right to exercise them at any time prior to their expiration date. However, if these cash incentive awards were granted to a participant who was or would otherwise be subject to Section 409A of the Code, with an exercise price less than the fair market value of the shares on the date of grant, it must be exercised (if at all) no later than March 15 of the calendar year immediately following the calendar year in which it is first capable of exercise under the Omnibus Plan. The Cash Incentive Awards granted at zero cost are detailed under “Estimated Future Pay-outs under Equity Incentive Plan Awards” in the rows under the grant date labelled (3) in the table above.

In 2022, the relative weighting and performance criteria for both the full value awards and the cash incentive awards granted at zero costs detailed in the rows labelled (1) and (3) were:

•20% weighting on the relative performance of the Company’s Total Stockholder Return versus the Russell 2000 Total Return Index (“Index”). The threshold level is set at 70% of the Index performance over three years, in which case 60% of the full value awards and cash incentive awards granted at zero cost will vest. The target level is set at 90% of the Index performance, in which case 80% of the full value awards and cash incentive awards granted at zero cost will vest and the maximum level is set at 110% of the Index performance, in which case all the granted full value awards and cash incentive awards granted at zero cost will vest

•40% weighting on the compound increase per annum in sales revenue. The threshold level is set at a total growth of 2% versus the 2022 budget figure, in which case 30% of the full value awards and cash incentive awards granted at zero cost will vest. The target level is set at a total growth of 3% versus the 2022 budget figure, in which case 65% of the full value awards and cash incentive awards granted at zero cost will vest and the maximum level is set at a total growth of 5% versus the 2022 budget figure, in which case all the granted full value awards and cash incentive awards granted at zero cost will vest

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•40% weighting on the compound increase per annum in earnings per share (“EPS”). The threshold level is set at a total growth of 2% versus the 2022 budget figure, in which case 30% of the full value awards and cash incentive awards granted at zero cost will vest. The target level is set at a total growth of 3% versus the 2022 budget figure, in which case 65% of the full value awards and cash incentive awards granted at zero cost will vest and the maximum level is set at a total growth of 5% versus the 2022 budget figure in which case all the full value awards and cash incentive awards granted at zero cost will vest

The estimated future pay-outs for the full value awards and cash incentive awards granted at zero cost have been valued using the grant date fair value for the awards.

MICP. Payment under the MICP is based on achievement of pre-determined financial goals and personal objectives set by the Board each year. The threshold level is set at 90% achievement of the financial goals and the target payment is earned for 100% achievement of the financial goals. The maximum payment is earned for 130% achievement of the financial goals. The potential awards for 2022 are detailed in the table in the row under the grant date heading labelled (4). As this is an annual non-equity incentive plan, no grant date is disclosed.

2022 LTIP. As described in the CD&A, payment under the 2022 LTIP is based on achievement of specified performance measures which covers a three-year period. Each measure is independent of the others and has a threshold target below which no payment is earned. The threshold value listed in the table above assumes that the threshold amount was hit for the measure having the lowest weighting only, which is the succession plans measure as assessed by the Compensation Committee. The maximum value listed in the table above assumes that at least 100% of the EPS and cumulative Revenue targets were hit, and that a score of at least 17 out of 20 for both the ESG and succession plans measures was achieved as assessed by the Compensation Committee. Payouts between threshold and maximum are possible and are extrapolated according to the performance measure weightings and corresponding achievements against target detailed previously in the CD&A. The potential awards are detailed under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” in the rows under the grant date labelled (6) in the table above. For additional information about the 2022 LTIP, see the “Additional Long-Term Incentive Plan” section of the CD&A.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022

			Option Awards						Stock Awards
Name and Principal Position			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plans Awards: Number of Securities Underlying Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
						($)			($)		($)
Mr. Patrick S. Williams President and Chief Executive Officer	2	12			12,193	0.00	03/15/2024
	3	12			36,581	0.00	03/15/2024
	4	15		1,323		95.70	02/24/2030
	4	16		1,318		99.85	02/22/2031
	4	17		1,377		99.68	02/21/2032
	5	15		3,967		95.70	02/24/2030
	5	16		3,955		99.85	02/22/2031
	5	17		4,131		99.68	02/21/2032
	6	15			6,304	0.00	03/15/2024
	6	16			9,667	0.00	03/15/2025
	6	17			10,097	0.00	03/15/2026
	7	15				0.00	02/24/2023			18,912	1,945,263
	7	16				0.00	02/22/2024			29,001	2,983,043
	7	17				0.00	02/21/2025			30,292	3,115,835
	8	18		161		74.13	12/26/2024
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	2	12			1,741	0.00	02/20/2028
	3	12			5,223	0.00	02/20/2028
	4	15		286		95.70	02/24/2030
	4	16		311		99.85	02/22/2031
	4	17		317		99.68	02/21/2032
	5	15		406		95.70	02/24/2030
	5	15		450		95.70	02/24/2030
	5	16		931		99.85	02/22/2031
	5	17		950		99.68	02/21/2032
	6	15			835	0.00	02/24/2030
	6	16			1,397	0.00	02/22/2031
	6	17			1,425	0.00	02/21/2032
	7	15				0.00	02/24/2023			2,504	257,608
	7	16				0.00	02/22/2024			4,190	430,983
	7	17				0.00	02/21/2025			4,275	439,727
	9	19		274		75.71	1/5/2026

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			Option Awards						Stock Awards
Name and Principal Position			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plans Awards: Number of Securities Underlying Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
						($)			($)		($)
Dr. Philip J. Boon Executive Vice President and Chief Operating Officer	2	12			1,906	0.00	02/20/2028
	3	12			5,717	0.00	02/20/2028
	4	15		258		95.70	02/24/2030
	4	16		276		99.85	02/22/2031
	4	17		278		99.68	02/21/2032
	5	15		774		95.70	02/24/2030
	5	16		825		99.85	02/22/2031
	5	17		834		99.68	02/21/2032
	6	15			755	0.00	02/24/2030
	6	16			1,238	0.00	02/22/2031
	6	17			1,251	0.00	02/21/2032
	7	15				0.00	02/24/2023			2,263	232,803
	7	16				0.00	02/22/2024			3,715	382,125
	7	17				0.00	02/21/2025			3,754	386,136
	9	19		274		75.71	1/5/2026
Dr. Ian M. McRobbie Senior Vice President and Chief Technology Officer	1	10	950			70.60	02/21/2027
	1	11	1,138			68.20	02/20/2028
	2	12			5,121	0.00	02/20/2028
	4	20	919			81.07	02/25/2029
	4	15		789		95.70	02/24/2030
	4	16		842		99.85	02/24/2031
	4	17		842		99.68	02/21/2032
	6	15			2,308	0.00	02/24/2030
	6	16			3,788	0.00	02/22/2031
	6	13	1448			0.00	1/12/2031
	6	14	1448			0.00	1/12/2031
	6	17			3,791	0.00	02/21/2032
	9	19		274		75.71	1/5/2026

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			Option Awards						Stock Awards
Name and Principal Position			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plans Awards: Number of Securities Underlying Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
						($)			($)		($)
Mr. David B. Jones Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2	12			759	0.00	03/15/2024
	3	12			2,276	0.00	03/15/2024
	4	15		189		95.70	02/24/2030
	4	16		204		99.85	02/22/2031
	4	17		229		99.68	02/21/2032
	5	15		568		95.70	02/24/2030
	5	16		609		99.85	02/22/2031
	5	17		687		99.68	02/21/2032
	6	15			554	0.00	03/15/2024
	6	16			914	0.00	03/15/2025
	6	17			1,030	0.00	03/15/2026
	7	15				0.00	02/24/2023			1,661	170,825
	7	16				0.00	02/22/2024			2,743	282,145
	7	21				0.00	3/1/2023			2,500	257,150
	7	22				0.00	3/1/2024			2,500	257,150
	7	17				0.00	02/21/2025			3,091	317,940

Footnotes to “Outstanding Equity Awards at Fiscal Year End 2022” table:

(1)SEUs issued under the CSOP. These are detailed in the columns headed “Number of Securities Underlying Unexercised Options Unexercisable”

(2)SEUs issued under the PRSOP. SEUs under the PRSOP which are not exercisable are detailed in the column headed “Equity Incentive Plans Awards” and those which are exercisable are detailed in the column headed “Number of Securities Underlying Unexercised Options Exercisable”

(3)Options issued under the PRSOP. Option awards under the PRSOP which are not exercisable are detailed in the column headed “Equity Incentive Plan Awards” and those which are exercisable are detailed in the column headed “Number of Securities Underlying Unexercised Options Exercisable”

(4)Cash Incentive Awards granted at market price issued under the Omnibus Plan. These are detailed in the column headed “Number of Securities Underlying Unexercised Options Unexercisable”

(5)Options issued under the Omnibus Plan. These are detailed in the column headed “Number of Securities Underlying Unexercised Options Unexercisable”

(6)Cash Incentive Awards granted at zero cost issued under the Omnibus Plan. Cash Incentive awards under the Omnibus Plan which are not exercisable are detailed in the column headed “Equity Incentive Plan Awards” and those which are exercisable are detailed in the column headed “Number of Securities Underlying Unexercised Options Exercisable”

(7)Full Value Awards issued under the Omnibus Plan. The number of units awarded are detailed in the column headed “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not

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Vested” and the market value of these is detailed in the column headed “Equity Incentive Plan Awards: Market or Pay-out Value of Unearned Shares, Units or Other Rights That Have Not Vested”, using the 2022 year end share price of $102.86 as an indication

(8)Options issued under the ShareSave plan to US participants. These are detailed in the columns headed “Number of Securities Underlying Unexercised Options Unexercisable”

(9)Options issued under the ShareSave plan to non-US participants. These are detailed in the columns headed “Number of Securities Underlying Unexercised Options Unexercisable”

(10)Options and SEUs vested on February 21, 2020

(11)Options and SEUs vested on February 20, 2021

(12)Options and SEUs vested on February 20, 2023

(13)Additional Cash Incentive Awards vested on June 1, 2022

(14)Additional Cash Incentive Awards vested on December 1, 2022

(15)Omnibus Full Value Awards, Options and Cash Incentive Awards vested on February 24, 2023

(16)Omnibus Full Value Awards, Options and Cash Incentive Awards have vesting date of February 22, 2024

(17)Omnibus Full Value Awards, Options and Cash Incentive Awards have vesting date of February 21, 2025

(18)Options have vesting date of September 26, 2024

(19)Options have vesting date of November 1, 2025

(20)Options and Cash Incentive Awards vested on February 25, 2022

(21)Additional Omnibus Full Value Awards vested on March 1, 2023

(22)Additional Omnibus Full Value Awards have vesting date of March 1, 2024

With respect to non-vested or unearned performance based stock options, full value awards, cash incentive awards and SEUs, the number of shares, cash incentive awards and SEUs reported as of December 31, 2022 in the table is based on the performance achieved for each performance goal in the previous fiscal year (2022), except where performance was below the threshold level, in which case the number of shares, cash incentive awards and SEUs reported is based on the threshold level, as detailed below:

•In the case of the performance based stock options and SEUs which subsequently vested on February 20 2023, the number of shares reported is based on achieving 194% relative performance for TSR versus the Russell 2000, 70% increase in EPS, excluding Octane Additives, per annum and 49% growth in gross revenue, excluding Octane Additives per annum, as this was the expected and actual outcome.

•In the case of the full value awards and cash incentive awards which subsequently vested on February 24, 2023, the number of shares reported is based on achieving 37% relative performance for TSR versus the Russell 2000, 27% increase in EPS, excluding Octane Additives, per annum and 32% growth in gross revenue, excluding Octane Additives per annum, as this was the expected and actual outcome.

•For those full value awards and cash incentive awards that expire in February 2031, relative performance of TSR versus the Russell 2000 index was greater than the maximum target level; EPS and gross revenue, excluding Octane Additives were also greater than the maximum target level.

•For those full value awards and cash incentive awards that expire in February 2031, relative performance of TSR versus the Russell 2000 index was greater than the maximum target level; EPS and gross revenue were also greater than the maximum target level.

•The number of shares reported for Mr. Jones in the case of those which have a vesting date of March 1, 2023 and March 1, 2024 is based on the full achievement of the performance measures, as this is the expected outcome.

The market value of any shares which have not vested is calculated using the year-end stock price of $102.86, as an indication.

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OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2022

The following table provides information for the NEOs on exercises of stock option and cash-based awards, which were granted as SEUs during the fiscal year 2022, including the number of shares or SEUs acquired on exercise or transfer and the value realized.

Name and Principal Position		Option Awards		Stock Awards
		Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Exercise
			($)		($)
Mr. Patrick S. Williams	(1)	3,588	347,749	—	—
President and Chief	(1)	15,223	1,560,966	—	—
Executive Officer	(1)	15,223	1,697,060	—	—
	(2)	1,483	23,506	—	—
	(3)	4,448	69,834	—	—
	(4)	10,765	1,041,837	—	—
Mr. Ian P. Cleminson	(1)	406	39,350	—	—
Executive Vice President and	(1)	1,720	176,369	—	—
Chief Financial Officer	(1)	1,720	191,746	—	—
	(2)	273	4,327	—	—
	(3)	819	12,858	—	—
	(4)	1,216	117,697	—	—
Dr. Philip J. Boon	(5)	3,000	292,350	—	—
Executive Vice President and	(1)	440	42,645	—	—
Chief Operating Officer	(1)	1,866	191,340	—	—
	(1)	1,866	208,022	—	—
	(6)	424	12,402	—	—
	(2)	296	4,692	—	—
	(3)	365	5,734	—	—
	(3)	523	8,206	—	—
	(4)	1,319	127,640	—	—
Dr. Ian M. McRobbie	(5)	4,274	416,501	—	—
Senior Vice President and	(5)	3,000	292,350	—	—
Chief Technology Officer	(1)	1,365	141,946	—	—
Mr. David B. Jones	(1)	1,117	114,537	—	—
Senior Vice President, General Counsel, Chief	(1)	263	29,569	—	—
Compliance Officer and Corporate Secretary	(1)	1,117	124,523	—	—
	(2)	177	17,079	—	—
	(3)	532	15,056	—	—
	(4)	790	76,567	—	—

Footnotes to the “Option Exercises and Stock Vested during Fiscal 2022” table:

(1)Cash incentive awards exercised which were issued at zero cost under the Omnibus Plan

(2)Cash incentive awards exercised which were issued at market price under the Omnibus Plan

(3)Options exercised which were issued under the Omnibus Plan

(4)Full Value awards transferred which were issued under the Omnibus Plan

(5)SEUs exercised which were issued under the PRSOP Plan

(6)SEUs exercised which were issued under the CSOP Plan

The aggregate dollar amount realized on exercise of option awards, SEUs and matching shares was computed by calculating the closing price of all underlying common stock on the date of exercise or transfer, less the exercise price of the option, multiplied by the number of shares underlying the options or SEUs exercised or stock transferred.

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PENSION BENEFIT

Name and Principal Position	Plan Name	Number of years credited service at March 31, 2010	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
			$	$
Dr. Ian M. McRobbie	Innospec Limited Pension Plan	10.25	718,279	51,159
Senior Vice President and
Chief Technology Officer

Footnotes to “Pension Benefit” table:

•The Company operated the Innospec Limited Pension Plan (“Pension Plan”) for relevant employees based in the U.K. The Pension Plan was available to all employees in the U.K. but closed to future service accrual for all members on March 31, 2010. Dr. McRobbie was a member of this Pension Plan on that date. The Company does not participate in any other defined benefit pension arrangements in respect of any of the NEOs. The Defined Benefit Pension table therefore covers the Pension Plan only.

•The number of years of credited service is based on service to March 31, 2010, when the Pension Plan closed to future service accrual.

•The Pension Plan provides a pension on retirement of 1/57 of pensionable salary for each year of service. The amount of annual salary which is defined as pensionable under the Pension Plan is capped and at the time the plan closed, this cap was set at $165,785. Dr. McRobbie was not subject to the cap on pensionable salary as he joined the Pension Plan prior to the introduction of the cap. As a result, Dr. McRobbie’s pensionable salary was his full base salary.

•Pensionable salary under the Pension Plan is defined as base salary only, up to the pensions cap where relevant. Any bonus payments, incentive payments or supplementary payments are not treated as pensionable.

•Under the rules of the Pension Plan, normal retirement age is 65 although members can retire at 60 without an actuarial reduction. Retirement between the ages of 55 and 60 is permitted, but the pension payable is reduced by an amount determined by the actuarial advisors to the Trustees of the Pension Plan. If a member of the Pension Plan is made redundant by the Company and is already aged 50 or over, then, under the rules of the Pension Plan, they can take their pension immediately without any actuarial reduction. If, however, a member was under 50 at the time of severance, they would be entitled to unreduced pension benefits from age 55. From April 2010, the minimum age from which pension benefits can be paid increased to 55 (except for certain members protected under U.K. pension legislation). Dr. McRobbie is classed as a protected member and was therefore unaffected by the change in April 2010. Any benefit paid would be in the normal form payable by the Pension Plan, namely a monthly pension with an option to surrender part of this pension for a tax-free lump sum, in line with U.K. tax regulations.

•If an individual chooses to transfer benefits into the Pension Plan from another plan, they will be provided with a service credit in lieu of the transferred in benefits. The amount of service credit given is calculated by the actuaries on behalf of the Trustees of the Pension Plan and is designed to be cost neutral to the Pension Plan. The right to transfer is subject to the approval of the Trustees of the Pension Plan, who have determined that with effect from April 1, 2010 no further transfers in will be accepted following the closure of the Pension Plan to future service accrual.

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•Dr. McRobbie joined the Pension Plan on January 1, 2002 and received a service credit of 2 years in lieu of transferred in benefits from another plan. This is included in the total credited service in the table and equates to $140,152 of additional present value accumulated benefit which is included in the total “Present Value of Accumulated Benefit” in the table above.

•The present value of accumulated benefits as at December 31, 2022 has been calculated using the following principal assumptions:

Discount rate	4.91% per annum
Post retirement pension increases	2.75% per annum based on CPI on pensions in excess of the Guaranteed Minimum Pension (GMP). GMP is assumed to increase in line with statutory requirements.
Pre-retirement decrements

Individuals are assumed to remain in service and retire at the earliest age at which they can take their full pension benefits unreduced in normal health and circumstances, except for Dr. McRobbie who has already started to take his pension benefits from the Pension Plan.

Post retirement mortality

Self-Administered Pension Schemes (“SAPS”) Series 2 All Pensioners (Amounts) tables with a multiplier of 112% for males and 111% for females. The calculations also include allowance for improvements to mortality rates in the future in line with “CMI 2021 core projection” from 2021 onwards with a long-term trend rate of 1.25% per annum.

Commutation

At retirement, individuals are assumed to commute 15% of their benefits in exchange for a cash lump sum based on the current factors in force, except for Dr. McRobbie who chose not to commute any of his benefits at the time he started to take them from the Pension Plan.

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NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding The Innospec Inc. Nonqualified Deferred Compensation Plan during fiscal year 2022. Mr. Williams and Mr. Jones were the only NEOs who were eligible to participate in this plan during 2022. More information on the plan is provided in the Compensation Discussion and Analysis section of the Proxy under the section headed “Non-qualified Deferred Compensation Plan”.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at end of last Fiscal Year 2021
	(1)	(2)	(3)	(4)	(5)
	($)	($)	($)	($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	—	19,389	(10,472)	—	71,983
Mr. David B. Jones Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	—	11,603	(4,254)	—	17,071

Footnotes to the “Non-qualified Deferred Compensation” table

(1)These amounts, if any, are included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Compensation” columns for 2022. Neither Mr. Williams nor Mr. Jones made any contributions into the Deferred Compensation plan in 2022.

(2)The amounts disclosed for Mr. Williams and Mr. Jones include employer elective deferrals for $19,389 and $11,603 respectively, which accrued during fiscal year 2022 and credited to their accounts in 2023. These amounts are included in the Summary Compensation Table in the “All Other Compensation” column for 2022.

(3)These amounts are not included in the Summary Compensation Table because Plan earnings were not preferential or above market.

(4)Withdrawal and distribution amounts, if any, are not included in the Summary Compensation Table because these are pay-outs of prior years’ earnings and contributions. There were no withdrawals or distributions in 2022.

(5)These amounts are as of December 31, 2022 and do not take into account the amounts in the “Registrant Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2022 but were credited to Mr. Williams’ account in 2023 as detailed above.

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POST EMPLOYMENT PAYMENTS

The following table quantifies the potential payments upon termination or change of control that any of our NEOs would receive if the relevant termination event had occurred on December 31, 2022. The potential payments relating to vested and unvested stock options and full value awards include payments relating to cash incentive awards as well as options and full value awards.

Name and Principal Position	Benefit	Retirement	Termination without cause	Termination in event of Change of Control	Death in Service
		($)	($)	($)	($)
Mr. Patrick S. Williams President and Chief Executive Officer	Cash Severance - Salary
	and benefits	0	1,290,000	2,580,000	0
	Cash Severance - Bonus	0	1,096,500	2,193,000	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	75,889	75,889	17,214,834	17,214,834
	Life Insurance	0	0	0	500,000
	Additional LTIP	0	0	3,950,000	0
	Total	75,889	2,462,389	25,937,834	17,714,834
Mr. Ian P. Cleminson Executive Vice President and Chief Financial Officer	Cash Severance - Salary
	and benefits	0	402,058	804,117	0
	Cash Severance - Bonus	0	231,049	462,098	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	23,383	23,383	2,429,176	2,429,176
	Life Insurance	0	0	0	2,310,491
	Additional LTIP	0	0	1,125,000	0
	Total	23,383	656,490	4,820,391	4,739,667
Dr. Philip J. Boon Executive Vice President and Chief Operating Officer	Cash Severance - Salary
	and benefits	0	438,947	877,893	0
	Cash Severance - Bonus	0	253,182	506,364	0
	Vested Stock options	0	28,184	0	0
	Unvested Stock options	42,423	42,423	2,328,384	2,328,384
	Life Insurance	0	0	0	2,531,819
	Additional LTIP	0	0	950,000	0
	Total	42,423	762,736	4,662,641	4,860,203

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Name and Principal Position	Benefit	Retirement	Termination without cause	Termination in event of Change of Control	Death in Service
		($)	($)	($)	($)
Dr. Ian M. McRobbie Senior Vice President and Chief Technology Officer	Cash Severance - Salary
	and benefits	0	282,684	565,369	0
	Cash Severance - Bonus	0	159,425	318,849	0
	Vested Stock options	30,647	30,647	30,647	30,647
	Unvested Stock options	77,768	77,768	2,047,229	2,047,229
	Life Insurance	0	0	0	1,594,246
	Additional LTIP	0	0	550,000	0
	Total	108,415	550,524	3,512,094	3,672,122
Mr. David B. Jones Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	Cash Severance - Salary
	and benefits	0	316,462	632,924	0
	Cash Severance - Bonus	0	189,877	379,754	0
	Vested Stock options	0	0	0	0
	Unvested Stock options	10,780	10,780	1,987,749	1,987,749
	Life Insurance	0	0	0	500,000
	Additional LTIP	0	0	500,000	0
	Total	10,780	517,119	3,500,427	2,487,749

Footnotes to “Post Employment Payments” table:

•In the case of resignation or dismissal for cause, none of the NEOs would be entitled to any post- employment payments from the Company.

•The NEOs are treated in line with all other employees in the event of retirement or change of control in terms of payments relating to stock options, full value awards and cash incentive awards. In the case of retirement, under the rules of the CSOP and the Omnibus Plan, any CSOP or Omnibus options or cash incentive awards granted at market price will vest and become exercisable; while under the rules of the PRSOP and Omnibus Plan full value awards or cash incentive awards granted at zero price which have not vested will lapse, unless the Compensation Committee deems it appropriate to exercise their discretion and allow a proportion of unvested awards to vest. The amounts detailed in the table above assume no such discretion has been exercised. The value of any stock options, full value awards and cash incentive awards which will become exercisable under each scenario, using the 2022 year end stock price of $102.86, is included in the table above, as an indication.

•The employment agreement for each NEO includes a change in control clause. This specifies that, in the event of a change in control of the Company, if the Company terminates the NEO within twelve months of the change of control, or if the NEO terminates his employment within twelve months for good cause, the NEO will be entitled to a compensation payment. If the Company terminates the employment of the NEO during this period, the payment is calculated as twenty-four months compensation defined as base salary, bonus at target and any car allowance from the date of notice of termination. If the NEO terminates his employment, the payment is calculated as twenty-four months compensation, defined as above, from the date of the change of control. In addition, under the rules of the CSOP, PRSOP and Omnibus Plan, all options, full value awards and cash incentive awards would vest upon termination due to the change of control. The NEOs are treated in the same way as other employees who hold options, full value awards or cash incentive awards under the plans. Change of control is deemed to have occurred if a person or group becomes the beneficial owner of

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30% or more of the combined voting power of the Company; there is a consolidation or merger and the Company is not the surviving Company; the stockholders of the Company approve plans or proposals for a liquidation or dissolution of the Company or, if following a cash offer or merger, the members of the Board cease to constitute a majority of the Board. The amounts detailed in the Post Employment Payments table include the compensation payments and the value of any stock options, full value awards and cash incentive awards which will become exercisable in these scenarios, using the 2022 year end stock price of $102.86, as an indication.

•NEOs based in the U.K. are provided with life insurance cover at six times their base salary if they die in service. In the case of the NEOs based in the U.S., the death in service cover is two times base salary, with the maximum payment capped at $500,000. The amount of these potential payments for each NEO is included in the table above, as an indication.

•If the Company terminates the employment of a NEO without cause, the NEO would normally be eligible for a severance payment to cover loss of salary and other direct compensation for the duration of the notice period specified in their employment agreement. All the NEOs have a twelve-month notice period. In addition, in line with the rules of the CSOP, PRSOP and Omnibus Plan, any CSOP and Omnibus options and cash incentive awards granted at market price would vest and the NEO would have twelve months from the date of termination to exercise these and any vested options and vested cash incentive awards granted at market price under any of the share plans. With regards to the options, full value awards and cash incentive awards, the NEOs are treated the same way as other employees who hold options, full value awards and cash incentive awards under the plans. The amounts detailed in the post-employment payments table include the severance payments and the value of any share options, full value awards and cash incentive awards which will become exercisable, using the 2022 year end stock price of $102.86.

•As previously disclosed in the CD&A section of the 2023 proxy, the Compensation Committee can, in its absolute discretion, award some or all of any potential Additional LTIP payment to a participant who leaves the Company prior to the end of the performance period if the participant ceases employment due to injury, disability, ill-health, retirement or death. The related amounts detailed in the table above assume no such discretion has been exercised.

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PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (CAP), as defined in Item 402(v), and performance.

Year (a)	Summary Compensation Table Total for Principal Executive Officer (PEO) (b)[1]	Compensation Actually Paid to PEO [2,3] (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers[1] (d)	Average Compensation Actually Paid to Non-PEO NEOs [2,3] (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions)[5] (h)	Operating Income (millions)[6] (i)
					Total Shareholder Return (f)	Peer Group Total Shareholder Return[4] (g)
2022	$7,888,489	$11,227,698	$1,375,137	$1,771,361	$103	$112	$133.0	$187.3
2021	$9,897,900	$6,603,590	$1,668,578	$1,305,876	$90	$149	$93.1	$132.1
2020	$7,454,445	$5,431,868	$1,465,583	$1,135,176	$89	$116	$28.7	$33.7

(1)	The PEO listed for 2020, 2021, and 2022 is Patrick S. Williams. The Non-PEO remaining NEOs for 2021 and 2022 are Ian P. Cleminson, Philip J. Boon, Ian M. McRobbie, and David B. Jones. The Non-PEO remaining NEOs for 2020 are Ian P. Cleminson, and Philip J. Boon, and Brian R. Watt, and Ian M. McRobbie.

(2)	The following adjustments relating to equity awards were made to total compensation for each year to determine CAP:

Principal Executive Officer

Year	Value of Equity Awards Disclosed in the Summary Compensation Table	Year End Value of Equity Awards Granted During the Covered Year	Change in Fair Value of Outstanding and Unvested Equity Awards	Value of Awards Granted in Prior Years Vesting During the Covered Year	Total Equity Award Adjustments
2022	($3,945,358)	$4,172,162	$1,999,803	$1,112,602	$3,339,209
2021	($6,171,172)	$5,944,128	($3,072,986)	$5,720	($3,294,311)
2020	($3,097,570)	$2,975,283	($1,884,299)	($15,991)	($2,022,577)

Average Non-PEO NEOs

Year	Value of Equity Awards Disclosed in the Summary Compensation Table	Year End Value of Equity Awards Granted During the Covered Year	Change in Fair Value of Outstanding and Unvested Equity Awards	Value of Awards Granted in Prior Years Vesting During the Covered Year	Total Equity Award Adjustments
2022	($465,180)	$492,576	$255,114	$113,713	$396,224
2021	($809,693)	$762,365	($315,627)	$1,087	($361,868)
2020	($339,074)	$328,593	($231,736)	($71,038)	($313,254)

(a)The valuation methodologies used to calculate fair values for each measurement date do not materially differ from those used at the time of grant of each respective award.

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(3)	The following adjustments relating to defined benefit and pension plans (as applicable) were made to total compensation for each year to determine CAP:

	Reported Values Deducted		Calculated Values Added
Year	PEO	Non-PEO NEOs	PEO	Non-PEO NEOs
2022	$0	$0	$0	$0
2021	$0	$834	$0	$0
2020	$0	$17,154	$0	$0
(4)	Represents the cumulative TSR for the S&P Composite 1500 Specialty Chemicals Index, as disclosed by Innospec for the purposes of Item 201(e) of Regulation S-K.
(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year (GAAP Net Income).
(6)	The Company believes Operating Income is the financial performance measure most closely linked to the calculation of CAP. Operating Income is defined in the Compensation Discussion and Analysis.

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Analysis of the Information Presented in the Pay versus Performance Table

The graphics below depict the relationship between CAP and Company TSR, S&P Composite 1500 Specialty Chemicals Index TSR (referred to as the “peer group TSR” for purposes of 402(v)), and financial performance.

$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid (CAP)
$150
$125
$100
$75
$50
$25
$0
Investment Value of $100
2019
2020
2021
2022
PEO CAP
Average NEO CAP
Innospec TSR
Peer Group TSR

$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid (CAP)
$200
$175
$150
$125
$100
$75
$50
$25
$0
Company Financial Performance ($M)
2020
2021
2022
PEO CAP
NEO CAP
GAAP Net Income
Operating Income

Tabular List of Financial Performance Measures

The most important financial performance measures used by the Company to link executive CAP to the Company’s PEO and NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•Operating Income

•EPS

•Cash Flow

•Revenue

•Relative TSR

•Stock Price

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Pay Ratio Disclosure

In line with the SEC disclosure requirements, the Company has determined the ratio of the total annual compensation of Mr. Williams, CEO, to the total annual compensation of the median employee for 2022, the last completed fiscal year.

In 2022, the total annual compensation of the CEO was $7,888,489. The total annual compensation of the median employee was $78,244. As a result, for 2022, the ratio of the CEO’s total annual compensation to the total annual compensation of the median employee was approximately 101 to 1.

The median employee was identified by examining compensation information derived from payroll records for all employees, excluding the CEO, who were employed by the Company on November 1, 2020. As of such date, the Company employed approximately 1,900 people, with around 600 of these employees located in the United States and around 1,300 located outside the United States. All employees were included, whether employed on a full-time, part-time, temporary or seasonal basis. In identifying the median employee, the Company selected actual cash compensation for the 12 month period ending December 31, 2019 as the most appropriate measure of compensation, as there has been no change in the employee population or compensation arrangements that would have resulted in a significant change in the pay distribution to the workforce. Cash compensation was defined as base salary (for salaried employees), wages (for hourly employees), bonus and incentive payments earned in 2019, and any cash allowances including shift allowance, car allowance and responsibility allowance, but excluding any payments relating to stock based incentives. In the cases where an individual was employed on November 1, 2020, but had not been employed in 2019, the 2019 compensation of an employee in a similar role and location was used as an estimate. In the cases where a full time or part time permanent employee was not employed by the Company for all of 2019, the compensation was annualized. Compensation was not analyzed for any temporary or seasonal workers. This measure was consistently applied to all employees included in the calculation.

To determine the annual total compensation of the CEO, we used the amount reported in the “Total” column of the Summary Compensation Table in this Proxy Statement, which includes salary, stock and option awards, bonus, change in pension value, and all other compensation. The median employee’s total annual compensation for 2022 was calculated in accordance with the same requirements applicable to the CEO’s compensation as reported in the Summary Compensation Table and that number was used to calculate the ratio of the CEO’s pay to that of the median employee.

The SEC rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making the determination as to who is the median employee and do not mandate that each company use the same method. We believe that the pay ratio information above is a reasonable estimate calculated in a manner consistent with the SEC rules. However, the total annual compensation of our median employee is unique to that person and is not necessarily a good indicator of the total annual compensation of any of the other employees of the Company, and it is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the CEO’s total annual compensation to that of the median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

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OTHER MATTERS

As of the date of this Proxy Statement, management is not aware of any matters to be presented at the Annual Meeting of Stockholders other than the matters specifically stated in the Notice of Annual Meeting of Stockholders and discussed in this Proxy Statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed Proxy Form have discretionary authority to vote the proxy on each such matter in accordance with their judgement.

SOLICITATION AND EXPENSES OF SOLICITATION

The solicitation of proxies will be made initially through the internet and by e-mail. The Company’s Directors, Executive Officers and employees may also solicit proxies in person, via computer, by telephone or email without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries that will mail material to or otherwise communicate with the beneficial owners of shares of the Company’s Common Stock. All expenses of solicitation of proxies will be paid by the Company.

ANNUAL REPORT TO STOCKHOLDERS

A copy of the Company’s 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is now available to stockholders via the internet at www.envisionreports.com/iosp. Stockholders who require a printed copy of the Annual Report on Form 10-K may obtain one by writing to or calling our investor relations department: Investor Relations, Innospec Inc., Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, CH65 4EY, England, telephone +44-151-355-3611, or by e-mail to investor@innospecinc.com.

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STOCKHOLDERS’ PROPOSALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

The Company anticipates holding its 2024 Annual Meeting of Stockholders on May 3, 2024.

Under the regulations of the SEC, any stockholder wishing to make a proposal to be acted upon at the 2024 Annual Meeting of Stockholders and have it included in our proxy materials must present such proposals to the Secretary of the Company no later than November 23, 2023.

Stockholder proposals or Director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set out in the Bylaws of the Company in order to be properly brought before that Annual Meeting of Stockholders. Under the Company’s Bylaws, any stockholder desiring to make a proposal to be acted upon at the 2024 Annual Meeting of Stockholders must present such proposals to the Corporate Secretary not before February 3, 2024 and not later than March 5, 2024. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Innospec Inc. nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2024.

By order of the Board:

David B. Jones
Senior Vice President, General Counsel,
Chief Compliance Officer, and Corporate Secretary
March 17, 2023

PLEASE VOTE VIA THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR
NOTICE OR PROXY CARD. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN MATERIALS SIGN, DATE AND
RETURN YOUR PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59pm, Eastern Time, on May 3, 2023.

Online Go to www.envisionreports.com/iosp or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/iosp

2023 Annual Meeting Proxy Card

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 3 and 4 and 1 YEAR on Proposal 2.

1.	Election of two Class I Directors:

	For	Withhold		For	Withhold
01 - Claudia P. Poccia	☐	☐	02 - Elizabeth K. Arnold	☐	☐

		1 Year	2 Years	3 Years	Abstain			For	Against	Abstain
2.	Frequency of Say on Pay - An advisory vote on the frequency of the advisory vote on executive compensation	☐	☐	☐	☐	3.	Say on Pay - An advisory vote on the approval of executive compensation	☐	☐	☐

			For	Against	Abstain
4.	Ratification of the appointment of Innospec Inc.’s independent registered accounting firm		☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 U P X

03R5VA

The 2023 Annual Meeting of Stockholders of Innospec Inc. will be held on

Thursday, May 4, 2023 at 10:00am Eastern Time at

The Ritz-Carlton, Charlotte, 201 East Trade Street, Charlotte, NC 28202

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/iosp

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/iosp

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Innospec Inc.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 4, 2023

Patrick S. Williams and Ian P. Cleminson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Innospec Inc. to be held on May 4, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 3 and 4 and 1 YEAR on Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.